                                                                    EXHIBIT 10.1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



                                   $36,000,000

                                CREDIT AGREEMENT

                                      among


                              VERNITRON CORPORATION,


                                  VARIOUS BANKS


                                       and


                                 BANQUE PARIBAS,
                                    as Agent


                           --------------------------

                           Dated as of April 25, 1996

                           --------------------------


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- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Section 1.  Amount and Terms of Credit . . . . . . . . . . . . . . . . . . .   1
       1.01  The Commitments . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.02  Minimum Amount of Each Borrowing. . . . . . . . . . . . . . . .   3
       1.03  Notice of Borrowing . . . . . . . . . . . . . . . . . . . . . .   3
       1.04  Disbursement of Funds . . . . . . . . . . . . . . . . . . . . .   4
       1.05  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       1.06  Conversions . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       1.07  Pro Rata Borrowings . . . . . . . . . . . . . . . . . . . . . .   6
       1.08  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       1.09  Interest Periods. . . . . . . . . . . . . . . . . . . . . . . .   7
       1.10  Increased Costs, Illegality, etc. . . . . . . . . . . . . . . .   9
       1.11  Compensation. . . . . . . . . . . . . . . . . . . . . . . . . .  11
       1.12  Replacement of Banks. . . . . . . . . . . . . . . . . . . . . .  11

Section 2.  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . .  12
       2.01  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . .  12
       2.02  Minimum Stated Amount . . . . . . . . . . . . . . . . . . . . .  14
       2.03  Letter of Credit Requests . . . . . . . . . . . . . . . . . . .  14
       2.04  Letter of Credit Participations . . . . . . . . . . . . . . . .  14
       2.05  Agreement to Repay Letter of Credit Drawings. . . . . . . . . .  16
       2.06  Increased Costs . . . . . . . . . . . . . . . . . . . . . . . .  17

Section 3.  Commitment Commission; Fees; Reductions of Commitment. . . . . .  18
       3.01  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       3.02  Voluntary Termination of Unutilized Commitments . . . . . . . .  19
       3.03  Mandatory Reduction of Commitments. . . . . . . . . . . . . . .  20

Section 4.  Prepayments; Payments; Taxes . . . . . . . . . . . . . . . . . .  21
       4.01  Voluntary Prepayments . . . . . . . . . . . . . . . . . . . . .  21
       4.02  Mandatory Repayments and Commitment Reductions. . . . . . . . .  22
       4.03  Method and Place of Payment . . . . . . . . . . . . . . . . . .  27
       4.04  Net Payments. . . . . . . . . . . . . . . . . . . . . . . . . .  27

Section 5.  Conditions Precedent to Loans on the Initial Borrowing Date. . .  29
       5.01  Execution of Agreement; Notes . . . . . . . . . . . . . . . . .  29
       5.02  Officer's Certificate . . . . . . . . . . . . . . . . . . . . .  29
       5.03  Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . .  29
       5.04  Corporate Documents; Proceedings. . . . . . . . . . . . . . . .  30


                                       (i)

                                                                            Page
                                                                            ----

       5.05 Employee Benefit Plans; Shareholders' Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Debt Agreements; Tax Sharing Agreements;
               Material Contracts. . . . . . . . . . . . . . . . . . . . . .  30
       5.06  Consummation of the Acquisition; Consummation of the Merger . .  31
       5.07  Pledge Agreement. . . . . . . . . . . . . . . . . . . . . . . .  32
       5.08  Security Agreement; Banking Arrangements. . . . . . . . . . . .  32
       5.09  Mortgage; Title Insurance; Surveys; etc.. . . . . . . . . . . .  33
       5.10  Subsidiaries Guaranty . . . . . . . . . . . . . . . . . . . . .  34
       5.11  Material Adverse Change, etc. . . . . . . . . . . . . . . . . .  34
       5.12  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       5.13  Fees, etc.. . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       5.14  Solvency Certificate; Environmental Analyses. . . . . . . . . .  35
       5.15  Insurance Policies. . . . . . . . . . . . . . . . . . . . . . .  36
       5.16  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       5.17  Capital Contribution, Intercompany Loan . . . . . . . . . . . .  36
       5.18  Financial Statements; Projections; Management Letters . . . . .  37
       5.19  Consent Letter. . . . . . . . . . . . . . . . . . . . . . . . .  37
       5.20  Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . .  38
       5.21  Initial Borrowing Base Certificate. . . . . . . . . . . . . . .  38
       5.22  Refinancing . . . . . . . . . . . . . . . . . . . . . . . . . .  38

Section 6.  Conditions Precedent to All Credit Events. . . . . . . . . . . .  39
       6.01  No Default; Representations and Warranties. . . . . . . . . . .  39
       6.02  Material Adverse Change, etc. . . . . . . . . . . . . . . . . .  39
       6.03  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       6.04  Notice of Borrowing; Letter of Credit Request . . . . . . . . .  39

Section 7.  Representations, Warranties and Agreements . . . . . . . . . . .  40
       7.01  Corporate Status. . . . . . . . . . . . . . . . . . . . . . . .  40
       7.02  Corporate Power and Authority . . . . . . . . . . . . . . . . .  40
       7.03  No Violation. . . . . . . . . . . . . . . . . . . . . . . . . .  41
       7.04  Governmental Approvals. . . . . . . . . . . . . . . . . . . . .  41
       7.05  Financial Statements; Financial Condition; Undisclosed
               Liabilities; Projections; etc.. . . . . . . . . . . . . . . .  41
       7.06  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       7.07  True and Complete Disclosure. . . . . . . . . . . . . . . . . .  43
       7.08  Use of Proceeds; Margin Regulations . . . . . . . . . . . . . .  43
       7.09  Tax Returns and Payments. . . . . . . . . . . . . . . . . . . .  44
       7.10  Compliance with ERISA . . . . . . . . . . . . . . . . . . . . .  45
       7.11  The Security Documents. . . . . . . . . . . . . . . . . . . . .  45
       7.12  Representations and Warranties in Documents . . . . . . . . . .  46


                                      (ii)

                                                                            Page
                                                                            ----

       7.13  Properties. . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       7.14  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .  47
       7.15  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .  47
       7.16  Compliance with Statutes, etc.. . . . . . . . . . . . . . . . .  47
       7.17  Investment Company Act. . . . . . . . . . . . . . . . . . . . .  47
       7.18  Public Utility Holding Company Act. . . . . . . . . . . . . . .  47
       7.19  Environmental Matters . . . . . . . . . . . . . . . . . . . . .  48
       7.20  Labor Relations . . . . . . . . . . . . . . . . . . . . . . . .  49
       7.21  Patents, Licenses, Franchises and Formulas. . . . . . . . . . .  49
       7.22  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . .  50
       7.23  Restrictions on or Relating to Subsidiaries . . . . . . . . . .  50
       7.24  Special Purpose Corporation; Immaterial Subsidiaries. . . . . .  50
       7.25  The Transaction . . . . . . . . . . . . . . . . . . . . . . . .  51
       7.26  Concentration Account and Bank Deposit Accounts . . . . . . . .  51

Section 8.  Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . .  51
       8.01  Information Covenants . . . . . . . . . . . . . . . . . . . . .  51
       8.02  Books, Records and Inspections. . . . . . . . . . . . . . . . .  55
       8.03  Maintenance of Property, Insurance. . . . . . . . . . . . . . .  55
       8.04  Corporate Franchises. . . . . . . . . . . . . . . . . . . . . .  56
       8.05  Compliance with Statutes, etc.. . . . . . . . . . . . . . . . .  56
       8.06  Compliance with Environmental Laws. . . . . . . . . . . . . . .  56
       8.07  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
       8.08  End of Fiscal Years; Fiscal Quarters. . . . . . . . . . . . . .  58
       8.09  Performance of Obligations. . . . . . . . . . . . . . . . . . .  58
       8.10  Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . .  58
       8.11  Interest Rate Protection. . . . . . . . . . . . . . . . . . . .  59
       8.12  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .  59
       8.13  UCC Searches. . . . . . . . . . . . . . . . . . . . . . . . . .  59
       8.14  Intellectual Property Rights. . . . . . . . . . . . . . . . . .  59
       8.15  Registry. . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
       8.16  Ownership of Subsidiaries . . . . . . . . . . . . . . . . . . .  60
       8.17  Further Actions . . . . . . . . . . . . . . . . . . . . . . . .  60

Section 9.  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . .  62
       9.01  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
       9.02  Consolidation, Merger, Purchase or Sale of Assets, etc. . . . .  64
       9.03  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       9.04  Operating Leases. . . . . . . . . . . . . . . . . . . . . . . .  65
       9.05  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . .  66
       9.06  Advances, Investments and Loans . . . . . . . . . . . . . . . .  67
       9.07  Transactions with Affiliates. . . . . . . . . . . . . . . . . .  68


                                      (iii)

                                                                            Page
                                                                            ----

       9.08  Capital Expenditures. . . . . . . . . . . . . . . . . . . . . .  68
       9.09  Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . .  69
       9.10  Interest Coverage Ratio . . . . . . . . . . . . . . . . . . . .  70
       9.11  Consolidated Indebtedness to Consolidated EBITDA. . . . . . . .  70
       9.12  Minimum Consolidated EBITDA . . . . . . . . . . . . . . . . . .  71
       9.13  Minimum Consolidated Net Worth. . . . . . . . . . . . . . . . .  72
       9.14  Maximum Leverage. . . . . . . . . . . . . . . . . . . . . . . .  72
       9.15  Minimum Working Capital Ratio . . . . . . . . . . . . . . . . .  73
       9.16 Limitation on Modifications of Indebtedness, Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. . . 73
       9.17  Limitation on Certain Restrictions on Subsidiaries. . . . . . .  75
       9.18  Limitation on Issuance of Capital Stock . . . . . . . . . . . .  75
       9.19  Business. . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
       9.20  Limitation on Creation of Subsidiaries. . . . . . . . . . . . .  76
       9.21  Concentration Account and Bank Deposit Accounts . . . . . . . .  76
       9.22  Account Receivable Days . . . . . . . . . . . . . . . . . . . .  76

Section 10.  Events of Default . . . . . . . . . . . . . . . . . . . . . . .  76
       10.01  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
       10.02  Representations, etc.. . . . . . . . . . . . . . . . . . . . .  76
       10.03  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . .  76
       10.04  Default Under Other Agreements . . . . . . . . . . . . . . . .  76
       10.05  Bankruptcy, etc. . . . . . . . . . . . . . . . . . . . . . . .  77
       10.06  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
       10.07  Security Documents . . . . . . . . . . . . . . . . . . . . . .  78
       10.08  Subsidiaries Guaranty. . . . . . . . . . . . . . . . . . . . .  78
       10.09  Judgments. . . . . . . . . . . . . . . . . . . . . . . . . . .  78
       10.10  Change of Control. . . . . . . . . . . . . . . . . . . . . . .  79

Section 11.  Definitions and Accounting Terms. . . . . . . . . . . . . . . .  79
       11.01  Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . .  79

Section 12.  The Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
       12.01  Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . 105
       12.02  Nature of Duties . . . . . . . . . . . . . . . . . . . . . . . 105
       12.03  Lack of Reliance on the Agent. . . . . . . . . . . . . . . . . 105
       12.04  Certain Rights of the Agent. . . . . . . . . . . . . . . . . . 106
       12.05  Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
       12.06  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 106
       12.07  The Agent in Its Individual Capacity . . . . . . . . . . . . . 106
       12.08  Holders. . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
       12.09  Resignation by the Agent . . . . . . . . . . . . . . . . . . . 107


                                      (iv)

                                                                            Page
                                                                            ----

Section 13.  Miscellaneous.. . . . . . . . . . . . . . . . . . . . . . . . . 107
       13.01  Payment of Expenses, etc.. . . . . . . . . . . . . . . . . . . 108
       13.02  Right of Setoff. . . . . . . . . . . . . . . . . . . . . . . . 109
       13.03  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
       13.04  Benefit of Agreement . . . . . . . . . . . . . . . . . . . . . 109
       13.05  No Waiver; Remedies Cumulative . . . . . . . . . . . . . . . . 111
       13.06  Payments Pro Rata. . . . . . . . . . . . . . . . . . . . . . . 111
       13.07  Calculations; Computations . . . . . . . . . . . . . . . . . . 112
       13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION;  VENUE; WAIVER
                OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . . . . 112
       13.09  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 113
       13.10  Effectiveness. . . . . . . . . . . . . . . . . . . . . . . . . 114
       13.11  Headings Descriptive . . . . . . . . . . . . . . . . . . . . . 114
       13.12  Amendment or Waiver. . . . . . . . . . . . . . . . . . . . . . 114
       13.13  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
       13.14  Domicile of Loans. . . . . . . . . . . . . . . . . . . . . . . 116
       13.15  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 116
       13.16  Post-Closing Actions.. . . . . . . . . . . . . . . . . . . . . 116
       13.17  No Oral Agreement. . . . . . . . . . . . . . . . . . . . . . . 117


                                       (v)

SCHEDULE I     Commitments
SCHEDULE II    Real Property
SCHEDULE III   Subsidiaries
SCHEDULE IV    Bank Deposit Accounts
SCHEDULE V     Insurance
SCHEDULE VI    Existing Liens
SCHEDULE VII   Securities
SCHEDULE VIII  Existing Indebtedness
SCHEDULE IX    Liabilities
SCHEDULE X     ERISA Matters

EXHIBIT A-1    Form of Notice of Borrowing
EXHIBIT A-2    Form of Notice of Conversion
EXHIBIT B-1    Form of A Term Note
EXHIBIT B-2    Form of B Term Note
EXHIBIT B-3    Form of Revolving Note
EXHIBIT C      Form of Letter of Credit Request
EXHIBIT D      Form of Opinion of Elliott N. Konopko, Esq.
EXHIBIT E      Form of Officers' Certificate of Credit Parties
EXHIBIT F      Form of Pledge Agreement
EXHIBIT G-1    Form of Security Agreement
EXHIBIT G-2    Form of Bank Deposit Account Consent Letter
EXHIBIT G-3    Form of Concentration Account Consent Letter
EXHIBIT H      Form of Subsidiaries Guaranty
EXHIBIT I      Form of Solvency Certificate
EXHIBIT J      Form of Consent Letter
EXHIBIT K      Form of Section 4.04(b)(ii) Certificate
EXHIBIT L      Form of Bank Assignment and Assumption Agreement
EXHIBIT M      Form of Borrowing Base Certificate
EXHIBIT N      Form of Intercompany Note


                                      (vi)

          CREDIT AGREEMENT, dated as of April 25, 1996, among VERNITRON CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Borrower"), the financial institutions party hereto from time to time (each a "Bank" and, collectively, the "Banks"), and BANQUE PARIBAS, as agent (the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 11 are used herein as therein defined.


                              W I T N E S S E T H :


          WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the respective credit facilities provided for herein;


          NOW, THEREFORE, IT IS AGREED:


          Section 1.  AMOUNT AND TERMS OF CREDIT.

          1.01 THE COMMITMENTS. (a) Subject to and upon the terms and conditions set forth herein, each Bank with an A Term Loan Commitment severally agrees to make, on the Initial Borrowing Date, a term loan (each, an "A Term Loan" and, collectively, the "A Term Loans") to the Borrower, which A Term
Loans:

          (i) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Base Rate Loans pursuant to Section 1.06); and

         (ii) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the A Term Loan Commitment of such Bank on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(b)(ii)).

Once repaid, A Term Loans incurred hereunder may not be reborrowed.

          (b) Subject to and upon the terms and conditions set forth herein, each Bank with a B Term Loan Commitment severally agrees to make, on the Initial Borrowing Date, a term loan (each, a "B Term Loan" and, collectively, the "B Term Loans") to the Borrower, which B Term Loans:

          (i) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such Base Rate Loans pursuant to Section 1.06); and

         (ii) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the B Term Loan Commitment of such Bank on such date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(c)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(c)(ii)).

Once repaid, B Term Loans incurred hereunder may not be reborrowed.

          (c) Subject to and upon the terms and conditions set forth herein, each Bank with a Revolving Loan Commitment severally agrees at any time and from time to time on and after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, to make a loan or loans (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, which Revolving Loans:

          (i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans, PROVIDED that (x) except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type and (y) no Eurodollar Loans may be incurred prior to the Syndication Termination Date;

         (ii) may be repaid and reborrowed in accordance with the provisions hereof;

        (iii) which are not utilized to make a Tax Payment, shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when added to the product of (x) such Bank's Percentage and (y) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals the Revolving Loan Commitment of such Bank at such time minus such Bank's Percentage of the Blocked Commitment at such time;

         (iv) which are utilized to make a Tax Payment, shall not exceed for all Banks the amount of the Blocked Commitment at such time; and

          (v) shall not exceed for all Banks at any time outstanding that aggregate principal amount which, when added to the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals the lesser of (x) the Borrowing Base then in effect and (y) the Total Revolving Loan Commitment at such time.

Notwithstanding anything to the contrary contained above, the aggregate amount of Revolving Loans which may be incurred on the Initial Borrowing Date after giving effect to all Borrowings on such date shall not exceed $6,400,000.

          1.02 MINIMUM AMOUNT OF EACH BORROWING. The aggregate principal amount of each Borrowing hereunder shall not be less than the Minimum Borrowing Amount and, if greater, shall be in integral multiples of $100,000. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than five Borrowings of Eurodollar Loans.

          1.03 NOTICE OF BORROWING. (a) Whenever the Borrower desires to make a Borrowing hereunder, it shall give the Agent at its Notice Office, prior to 11:00 a.m. (New York time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans and at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans. Each such notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A-1, appropriately completed to specify:
(i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing which shall be at least the Minimum Borrowing Amount; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether the Loans being made pursuant to such Borrowing shall constitute A Term Loans, B Term Loans or Revolving Loans; and (iv) whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Agent shall promptly give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters specified in the Notice of Borrowing. Whenever the Borrower desires to utilize the Blocked Commitment to make a Borrowing of Revolving Loans to make a Tax Payment, the Notice of Borrowing shall include a statement to such effect, the details of such payment, including, without limitation, the aggregate principal amount of such payment and all previous Tax Payments, the aggregate principal amount of Revolving Loans to be utilized in connection with such payment, the recipient of such payment, the aggregate principal amount of Revolving Loans previously incurred and utilized to make a Tax Payment and the proposed date of such payment.

          (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given under this Agreement, the Agent or the Issuing Bank (in the case of Letters of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of telephonic notice, believed by the Agent or the Issuing Bank, as the case may be, in good faith to be from the President, the Chief Financial Officer, Controller or Treasurer of the Borrower. In each such case, the Agent's or the Issuing Bank's record of the terms of such telephonic notice shall be conclusive absent manifest error.

          1.04 DISBURSEMENT OF FUNDS. No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Bank with a Commitment of the respective Tranche will make available its PRO RATA portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Agent, and the Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Banks. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent such Bank's portion of any Borrowing to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower until the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if recovered from such Bank, the cost to the Agent of acquiring overnight federal funds and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

          1.05 NOTES. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced (i) if A Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, an "A Term Note" and, collectively, the "A Term Notes"), (ii) if B Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a "B Term Note" and, collectively, the "B Term Notes") and (iii) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes").

          (b) The A Term Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the A Term Loan made by such Bank on the Initial Borrowing Date and be payable in the principal amount of the A Term Loan evidenced thereby, (iv) mature on the A Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Subsidiaries Guaranty and be secured by the Security Documents.

          (c) The B Term Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the B Term Loan made by such Bank on the Initial Borrowing Date and be payable in the principal amount of the B Term Loan evidenced thereby, (iv) mature on the B Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Subsidiaries Guaranty and be secured by the Security Documents.

          (d) The Revolving Note issued to each Bank with a Revolving Loan Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the Initial Borrowing Date,
(iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby,
(vi) be subject to voluntary repayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the Subsidiaries Guaranty and be secured by the Security Documents.

          (e) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evi-denced thereby. Failure to make any such notation or the making of an incorrect notation shall not affect the Borrower's obligations in respect of such Loans.

          1.06 CONVERSIONS. The Borrower shall have the option to convert, on any Business Day occurring on or after the Syndication Termination Date, all or a portion, at least equal to the Minimum Borrowing Amount, of the outstanding principal amount of the Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one Type of Loan into a Borrowing or Borrowings (of the same Tranche) of the other Type of Loan; PROVIDED that:

          (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto;

         (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion; and

        (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under
     Section 1.02.

Each such conversion shall be effected by the Borrower by giving the Agent at its Notice Office prior to 11:00 A.M. (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") which notice shall be in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing(s) pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion, the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

          1.07 PRO RATA BORROWINGS. All Borrowings of A Term Loans, B Term Loans and Revolving Loans under this Agreement shall be incurred from the Banks PRO RATA on the basis of their respective A Term Loan Commitments, B Term Loan Commitments and Revolving Loan Commitments, as the case may be. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder regardless of the failure of any other Bank to make its Loans hereunder.

          1.08 INTEREST. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of the Borrowing thereof until the earlier of (i) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 and (ii) the maturity thereof (whether by acceleration or otherwise), at a rate per annum which shall at all times be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of the Borrowing thereof until (i) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to
Section 1.06, 1.09 or 1.10(b), as applicable, and (ii) the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Quoted Rate for such Interest Period.

          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of
(x) the sum of (i) the Base Rate in effect from time to time, (ii) the Applicable Margin applicable for Base Rate Loans of such Facility and (iii) 2% and (y) the rate which is 2% in excess of the rate of interest then applicable to such Loan, in each case with such interest to be payable on demand.

          (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any repayment or conversion (on the amount repaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) Upon each Interest Determination Date, the Agent shall determine the Quoted Rate for the Interest Period applicable to Eurodollar Loans to which such Interest Determination Date relates and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.09 INTEREST PERIODS. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by giving the Agent notice thereof, the interest period (each an

"Interest Period") applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six-month period; PROVIDED that:

          (i) all Eurodollar Loans comprising a single Borrowing shall at all times have the same Interest Period;

         (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Loan (including the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

        (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

         (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED, HOWEVER, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (v) no Interest Period shall be selected which extends beyond (x) the A Term Loan Maturity Date, in the case of A Term Loans, (y) the B Term Loan Maturity Date, in the case of B Term Loans and (z) the Revolving Loan Maturity Date, in the case of Revolving Loans;

         (vi) no Interest Period may be selected at any time when any Default or Event of Default is then in existence; and

        (vii) no Interest Period in respect of any Borrowing of A Term Loans or B Term Loans shall be selected which extends beyond any date upon which a Scheduled A Term Loan Repayment or Scheduled B Term Loan Repayment is required to be made if, after giving effect to the selection of such Interest Period, the aggregate principal amount of such A Term Loans or B Term Loans, as the case may be, maintained as Eurodollar Loans which have Interest Periods expiring after such date would exceed the aggregate principal amount of such A Term Loans or B Term Loans, as the case may be, permitted to be outstanding after giving effect to such Scheduled Repayment.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):

          (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Quoted Rate; or

         (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Bank of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Bank imposed by the jurisdiction in which its principal office or applicable lending office is located) or (B) a change in official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Quoted Rate) and/or (y) other circumstances since the date of this Agreement affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market; or

        (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Bank in good faith with any governmental request (whether or not having the force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent, in the case of clause (i) above) shall promptly give notice (if by telephone, promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks).
Thereafter: (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower; (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank, acting reasonably and in good faith, in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding on all the parties hereto); and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in
Section 1.10(a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, by giving the Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Bank or the Agent pursuant to Section 1.10(a)(ii) or (iii), cancel the respective Borrowing or conversion, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Agent, require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan; PROVIDED that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If any Bank shall have determined that after the date hereof, the adoption or effectiveness of any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank based on the existence of such Bank's Commitments hereunder or its obligations hereunder, then the Borrower shall pay to such Bank such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank or such other corporation or the reduction in the rate of return to such Bank or such other corporation as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; PROVIDED that such Bank's determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c).

          1.11 COMPENSATION. The Borrower shall compensate each Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Bank or (y) any election made pursuant to Section 1.10(b). A Bank's basis for requesting compensation pursuant to this Section, and a Bank's calculations of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

          1.12 REPLACEMENT OF BANKS. (x) If any Bank becomes a Defaulting Bank or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings or (y) if any Bank (other than the Agent) refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 13.12(b), then the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Bank (the "Replaced Bank") with any other Bank or with one or more Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") reasonably acceptable to the Agent and the Issuing Bank with outstanding Letters of Credit (unless the respective Replacement Bank is not acquiring any participations in outstanding Letters of Credit); PROVIDED that:

          (i) at the time of any replacement pursuant to this Section 1.12, the Replacement Bank shall enter into one or more assignment agreements pursuant to

     Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to such Replaced Bank's Percentage of all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 hereof and (y) the Issuing Bank or Banks an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank; and

         (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full by the Borrower to such Replaced Bank concurrently with such replacement.

Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Agent pursuant to Section 8.15 and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Notes executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder with respect to the Loans and Commitments so transferred, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank, and the Percentages of the Banks shall be automatically adjusted at such time to give effect to such replacement.

          Section 2.  LETTERS OF CREDIT.

          2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request the Issuing Bank at any time and from time to time after the Initial Borrowing Date and prior to the date that is three Business Days prior to the Revolving Loan Maturity Date to issue, for the account of the Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Indebtedness, an irrevocable standby letter of credit in a form customarily used by the Issuing Bank or in such other form as has been approved by the Issuing Bank in support of said L/C Supportable Indebtedness (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). All Letters of Credit shall be denominated in Dollars.

          (b) The Issuing Bank hereby agrees that it will (subject to the terms and conditions contained herein), at any time and from time to time after the Initial Borrowing Date and prior to the date that is three Business Days prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit in support of such L/C Supportable Indebtedness as is permitted to remain outstanding without giving rise to a Default or Event of Default hereunder; PROVIDED, that the Issuing Bank shall be under no obligation to issue any Letter of Credit if at the time of such issuance:

          (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Issuing Bank as of the date hereof and which the Issuing Bank in good faith deems material to it;

         (ii) the Issuing Bank shall have received a notice of the type described in the second sentence of Section 2.03(b) from any Bank prior to the issuance of such Letter of Credit; or

        (iii) a Bank Default exists, unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank's risk with respect to the Bank which is the subject of the Bank Default, including by cash collateralizing such Bank's Percentage of the Letter of Credit Outstandings.

          (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $2,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, an amount equal to the lesser of (A) the Total Revolving Loan Commitment then in effect (after giving effect to any reductions to the Total Revolving Loan Commitment on such date) less the Blocked Commitment then in effect or (B) the Borrowing Base then in effect, and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of
(x) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit may be renewable for successive periods of up to 12 months, but not beyond the date that is three Business Days prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Bank) and (y) the date that is three Business Days prior to the Revolving Loan Maturity Date.

          2.02 MINIMUM STATED AMOUNT. The Stated Amount of each Letter of Credit shall be not less than $50,000 or such lesser amount as is acceptable to the Issuing Bank and at no time shall there be outstanding more than five Letters of Credit.

          2.03 LETTER OF CREDIT REQUESTS. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Agent and the Issuing Bank at least 10 Business Days' (or such shorter period as is acceptable to the Issuing Bank in any given case) written notice prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be in the form of Exhibit C (each a "Letter of Credit Request").

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c). Unless the Issuing Bank has received notice from any Bank before it issues a Letter of Credit that one or more of the conditions specified in
Section 5 or 6, as the case may be, are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then the Issuing Bank may issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Bank's usual and customary practices.

          2.04 LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Bank with a Revolving Loan Commitment, other than the Issuing Bank (each such Bank, in its capacity under this Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments of the Banks pursuant to Section 1.12 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this
Section 2.04 to reflect the new Percentages of the assignor and assignee Bank or of all Banks with Revolving Loan Commitments, as the case may be.

          (b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation relative to the other Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been deliv-ered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to the Borrower or any Bank.

          (c) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.05(a), the Issuing Bank shall promptly notify the Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of the Issuing Bank the amount of such Participant's Percentage of such unreimbursed payment in Dollars and in same day funds. If the Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Agent at the Payment Office of the Agent for the account of the Issuing Bank in Dollars such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Agent for the account of the Issuing Bank, such Participant agrees to pay to the Agent for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Issuing Bank at the overnight Federal Funds Rate. The failure of any Participant to make available to the Agent for the account of the Issuing Bank its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of the Issuing Bank its Percentage of any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of the Issuing Bank such other Participant's Percentage of any such payment.

          (d) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which the Agent has received for the account of the Issuing Bank any payments from the Participants pursuant to clause (c) above, the Issuing Bank shall pay to the Agent and the Agent shall promptly pay each Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based on the proportionate aggregate amount funded by such Participant to the aggregate amount funded by all Participants and the Issuing Bank) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

          (e) Upon the request of any Participant, the Issuing Bank shall furnish to such Participant copies of any Letter of Credit issued by it and such other related documentation as may reasonably be requested by such Participant.

          (f) The obligations of the Participants to make payments to the Agent for the account of the Issuing Bank with respect to Letters of Credit issued shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the Credit Documents;

         (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

        (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

         (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v)  the occurrence of any Default or Event of Default.

          2.05 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. (a) The Borrower hereby agrees to reimburse the Issuing Bank, by making payment to the Agent in immediately available funds at the Payment Office (or by making the payment directly to the Issuing Bank at such location as may otherwise have been agreed upon by the Borrower and the Issuing Bank), for any payment or disbursement made by the Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed, an "Unpaid Drawing"), immediately after, and in any event on the date of, such payment or disbursement, with interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Issuing Bank is reimbursed by the Borrower therefor at a rate per annum which shall be (x) unless a Bankruptcy Default exists on the date of the respective payment or disbursement, for the period from and including the date of the respective payment or disbursement until the earlier to occur of a Bankruptcy Default or the date of receipt by the Borrower from the Issuing Bank or the Agent of written or telephonic notice of such payment or disbursement, the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans at the time of such payment or disbursement, and (y) from and including the date of the respective payment or disbursement if a Bankruptcy Default then exists or, if a Bankruptcy Default does not exist on the date of the respective payment or disbursement, from and including the earlier to occur of the date upon which a Bankruptcy Default subsequently occurs or the date of receipt by the Borrower from the Issuing Bank or the Agent of written or telephonic notice of such payment or disbursement to but excluding the date the Issuing Bank was reimbursed by the Borrower therefor, the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans plus 2%, in each case with such interest to be payable on demand. The Issuing Bank shall give the Borrower prompt notice of each Drawing under any Letter of Credit; PROVIDED, that the failure to give any such notice shall in no way affect, impair or diminish the Borrower's obligations hereunder.

          (b) The obligations of the Borrower under this Section 2.05 to reimburse the Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Bank (including in its capacity as Issuing Bank or as Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; PROVIDED, HOWEVER, that the Borrower shall not be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

          2.06 INCREASED COSTS. If at any time after the date hereof the Issuing Bank or any Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any Participant, or any corporation controlling such Person, with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Issuing Bank or participated in by any Participant, or (ii) impose on the Issuing Bank or any Participant, or any corporation controlling such Person, any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by the Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrower by the Issuing Bank or any

Participant (a copy of which demand shall be sent by the Issuing Bank or such Participant to the Agent), the Borrower shall pay to the Issuing Bank or such Participant such additional amount or amounts as will compensate such Bank for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. The Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by the Issuing Bank or such Participant (a copy of which certificate shall be sent by the Issuing Bank or such Participant to the Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate the Issuing Bank or such Participant, although failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 2.06. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final, conclusive and binding on the Borrower.

          Section 3.  COMMITMENT COMMISSION; FEES; REDUCTIONS OF COMMITMENT.

          3.01 FEES. (a) The Borrower agrees to pay to the Agent for distribution to each Bank with a Revolving Loan Commitment a commitment commission (the "Commitment Commission") for the period from and including the Initial Borrowing Date to and excluding the Revolving Loan Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated) computed at a rate for each day equal to 1/2 of 1% per annum on the daily Unutilized Revolving Loan Commitment of such Bank. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.

          (b) The Borrower agrees to pay to the Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit issued by the Issuing Bank hereunder (the "Facing Fee"), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, equal to 1/4 of 1% per annum of the daily Stated Amount of such Letter of Credit; PROVIDED, that in no event shall the annual Facing Fee with respect to each Letter of Credit be less than $500. Accrued Facing Fees shall be due and payable in arrears to the Issuing Bank in respect of each Letter of Credit issued by it on each Quarterly Payment Date and upon the first day after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

          (c) The Borrower agrees to pay to the Agent for distribution to each Bank with a Revolving Loan Commitment a fee in respect of each Letter of Credit issued hereunder (the "Letter of Credit Fee"), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, computed at a rate per annum equal to 3-1/4% of the daily Stated Amount of such Letter of Credit. Letter of Credit Fees shall be distributed by the Agent to the Banks on the basis of the respective Percentages as in effect from time to time. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

          (d) The Borrower hereby agrees to pay in immediately available funds directly to the Issuing Bank upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by the Issuing Bank the amount as shall at the time of such issuance, drawing or amendment be the administrative charge which the Issuing Bank is customarily charging for issuances of, drawings under (including wire charges) or amendments of, letters of credit issued by it or such alternative amounts as may have been agreed upon in writing by the Borrower and the Issuing Bank.

          (e) The Borrower shall pay to the Agent, for its account, such other fees as have been agreed to in writing by the Borrower or any of its Affiliates and the Agent.

          3.02 VOLUNTARY TERMINATION OF UNUTILIZED COMMITMENTS. (a) Upon at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment, in whole or in part; PROVIDED, that (i) each such reduction shall apply proportionately to reduce the Revolving Loan Commitment of each Bank with such a Commitment, (ii) any partial reduction pursuant to this Section 3.02 shall be in integral multiples of at least $100,000 and (iii) the Total Unutilized Revolving Loan Commitment shall not be reduced to an amount below the Blocked Commitment, if any, at such time.

          (b) In the event of certain refusals by a Bank as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Borrower may, upon five Business Days' written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks) terminate all of the Revolving Loan Commitment of such Bank so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Bank are repaid concurrently with the effectiveness of such termination and the Borrower shall have paid to the Agent at such time an amount of cash and/or Cash Equivalents equal to such Bank's applicable Percentage of the Letter of Credit Outstandings (which cash and/or Cash Equivalent shall be held by the Agent as security for the obligations of the Borrower hereunder and in respect to the outstanding Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent) (at which time

Schedule I shall be deemed modified to reflect such changed amounts), and at such time, unless the respective Bank continues to have outstanding Term Loans hereunder, such Bank shall no longer constitute a "Bank" for purposes of this Agreement, except with respect to indemnification and clawback provisions, under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04,
13.01 and 13.06), which shall survive as to such repaid Bank.

          3.03 MANDATORY REDUCTION OF COMMITMENTS. (a) The Total Commitment (and the A Term Loan Commitment, the B Term Loan Commitment and the Revolving Loan Commitment of each Bank with such a Commitment) shall terminate on August 14, 1996 unless the Initial Borrowing Date has occurred on or before such date.

          (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total A Term Loan Commitment (and the A Term Loan Commitment of each Bank with such a Commitment) shall (i) terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of the A Term Loans on such date) and (ii) prior to the termination of the Total A Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by Section 4.02.

          (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total B Term Loan Commitment (and the B Term Loan Commitment of each Bank with such a Commitment) shall (i) terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of the B Term Loans on such date) and (ii) prior to the termination of the Total B Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by Section 4.02.

          (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank with such a Commitment) shall be reduced at the time any payment is required to be made on the principal amount of Revolving Loans (or would be required to be made if Revolving Loans were then outstanding) pursuant to Section 4.02(B)(a), by an amount equal to the maximum amount of Revolving Loans that would be required to be repaid pursuant to
Section 4.02(B)(a) assuming that Revolving Loans were outstanding in an aggregate principal amount equal to the Total Revolving Loan Commitment.

          (e) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate on the Revolving Loan Maturity Date.

          (f) Each reduction to the Total A Term Loan Commitment, the Total B Term Loan Commitment and the Total Revolving Loan Commitment pursuant to this
Section 3.03 shall be applied proportionately to reduce the A Term Loan Commitment, the

B Term Loan Commitment and the Revolving Loan Commitment, as the case may be, of each Bank with such a Commitment

          Section 4.  PREPAYMENTS; PAYMENTS; TAXES.

          4.01 VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Agent prior to 11:00 a.m. (New York time) at its Notice Office at least three Business Days' prior written notice in the case of Eurodollar Loans and one Business Day's prior written notice in the case of Base Rate Loans of the Borrower's intent to prepay the Loans, whether such Loans are A Term Loans, B Term Loans or Revolving Loans, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Agent shall promptly transmit to each of the Banks; (ii) in the case of prepayments of less than all of the outstanding Loans of a Tranche, each prepayment shall be in an aggregate principal amount of at least the applicable Minimum Borrowing Amount and, if greater, in integral multiples of $100,000; PROVIDED, that no partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) prepayments of Eurodollar Loans made pursuant to this Section 4.01 may only be made on the last day of an Interest Period applicable thereto; (iv) except as provided in clauses (v) and
(vi) below, each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans; (v) in the event of certain refusals by a Bank as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Borrower may, upon 5 Business Days' written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Bank (or owing to such Bank with respect to each Tranche which gave rise to the need to obtain such Bank's individual consent) in accordance with said Section 13.12(b) so long as (A) in the case of the repayment of Revolving Loans of any Bank pursuant to this clause (v) the Revolving Loan Commitment of such Bank is terminated concurrently with such repayment (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (v) have been obtained; (vi) each prepayment of Term Loans pursuant to this Section 4.01 (except pursuant to the preceding clause (v)) must consist of a PRO RATA prepayment of A Term Loans (in an amount equal to the A TL Percentage of such prepayment) and B Term Loans (in an amount equal to the B TL Percentage of such prepayment) and (vii) each prepayment of A Term Loans and B Term Loans pursuant to this Section 4.01 shall be applied to reduce the then remaining Scheduled Repayments of the respective Tranche being repaid in inverse order of maturity; PROVIDED, that repayments of Term Loans pursuant to clause (v) of this Section 4.01 shall apply to reduce the then remaining Scheduled Repayments of the respective Tranche being repaid to the extent such Term Loans so repaid are not replaced pursuant to Section 13.12(b), with any such reductions to reduce the then remaining Scheduled Repayments on a PRO RATA basis.

          4.02  MANDATORY REPAYMENTS AND COMMITMENT REDUCTIONS.

          (A)  REQUIREMENTS:

          (a) On any day on which the sum of the aggregate outstanding principal amount of the Revolving Loans and Letter of Credit Outstandings at such time, exceeds the Total Revolving Loan Commitment as then in effect less the Blocked Commitment at such time, the Borrower shall prepay the principal of Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect (the "Excess Condition"), the Borrower shall pay to the Agent at its Payment Office on such date an amount of cash or Cash Equivalents equal to the amount of such excess, such cash or Cash Equivalents to be held as security for all Obligations of the Borrower hereunder in a cash collateral account to be established and maintained (including the investments made pursuant thereto) by the Agent pursuant to a cash collateral agreement in form and substance reasonably satisfactory to the Agent until the Excess Condition shall have terminated, whereupon the Agent shall return to the Borrower all amounts then held as collateral under such agreement.

          (b) If any Borrowing Base Certificate shall disclose the existence of a Borrowing Base Deficiency, the Borrower shall on the date of the delivery thereof in accordance with Section 8.01(k), repay the principal of Revolving Loans in an amount equal to such Borrowing Base Deficiency and, to the extent such Borrowing Base Deficiency exceeds the principal amount of then outstanding Revolving Loans required to be prepaid (the "Deficiency Condition"), the Borrower shall, pay an amount of cash or Cash Equivalents equal to such excess to the Agent at the Payment Office, such cash or Cash Equivalents to be held as security for all Obligations of the Borrower hereunder in a cash collateral account established and maintained (including the investments made pursuant thereto) by the Agent pursuant to a cash collateral agreement in form and substance reasonably satisfactory to the Agent until the Deficiency Condition shall have terminated whereupon the Agent shall return to the Borrower all amounts then held as collateral under such agreement.

          (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to repay on each date set forth below the principal amount of A Term Loans, to the extent then outstanding, set forth below opposite such date (each such repayment as the same may be reduced as provided in Sections 4.01 and 4.02(B), a "Scheduled A Term Loan Repayment"):

      Scheduled Repayment Date                                  Amount
      ------------------------                                  ------

September 30 and December 31, 1996                           $ 750,000

March 31, June 30, September 30                                875,000
and December 31, 1997

March 31, June 30, September 30                              1,000,000
and December 31, 1998

March 31, June 30, September 30                              1,000,000
and December 31, 1999

A Term Loan Maturity Date                                    1,000,000

          (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to repay on each date set forth below the principal amount of B Term Loans, to the extent then outstanding, set forth below opposite such date (each such repayment as the same may be reduced as provided in Sections 4.01 and 4.02(B), a "Scheduled B Term Loan Repayment" and together with the Scheduled A Term Loan Repayments, the "Scheduled Repayments"):

      Scheduled Repayment Date                                  Amount
      ------------------------                                  ------

September 30 and December 31, 1996                            $ 75,000

March 31, June 30, September 30                                 75,000
and December 31, 1997

March 31, June 30, September 30                                 75,000
and December 31, 1998

March 31, June 30, September 30                                125,000
and December 31, 1999

March 31, June 30, September 30                                968,750
and December 31, 2000

March 31, June 30, September 30                              1,362,500
and December 31, 2001

B Term Loan Maturity Date                                    1,425,000

          (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on the date of the receipt thereof by the Borrower or any of its Subsidiaries, an amount equal to:

          (i) 100% of the cash proceeds (net of underwriting discounts and commissions and all other reasonable costs associated with such transaction) (the "Net Cash Proceeds") from any sale or issuance after the Effective Date of equity of the Borrower or any Subsidiary of the Borrower (other than equity (x) permitted to be issued in connection with the Newco Capital Contribution, (y) issued upon the exercise of employee stock options under the Borrower's option plan as in effect on the Effective Date or (z) issued upon the exercise of warrants outstanding on the Effective Date, provided that the aggregate Net Cash Proceeds in the case of any issuance pursuant to clause (z) shall not exceed $50,000 or $100,000 for all such issuances), and

         (ii) 100% of the cash proceeds (net of underwriting discounts and commissions, loan fees and all other reasonable costs associated with such transaction) from any incurrence of any Indebtedness by the Borrower or any Subsidiary of the Borrower (other than Indebtedness permitted to be incurred pursuant to Section 9.05 as said Section is in effect on the Effective Date), shall be applied as provided in Section 4.02(B).

          (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, no later than 90 days after the last day of each fiscal year of the Borrower, an amount equal to 75% of Excess Cash Flow of the Borrower and its Subsidiaries for the relevant Excess Cash Flow Payment Period shall be applied as provided in Section 4.02(B).

          (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Effective Date on which the Borrower or any Subsidiary of the Borrower receives cash proceeds from any sale of assets (including capital stock and securities other than capital stock or securities the proceeds from the sale of which are recaptured under Section 4.02(A)(e) (or would be recaptured under Section 4.02(A)(e) but for the exclusions set forth in the parenthetical contained in clause (i) thereof), but excluding (i) sales of inventory in the ordinary course of business and (ii) sales of equipment which, in the reasonable judgment of the Borrower has become obsolete, worn out or uneconomic, in the ordinary course of business, the proceeds of which are used, or irrevocably committed, to purchase replacement equipment within 180 days from the date of sale so long as the aggregate amount of Net Sale Proceeds excluded pursuant to this clause (ii) does not exceed $300,000 in the aggregate in any fiscal year of the Borrower), an amount equal to 100% of the Net Sale Proceeds thereof shall be applied as provided in Section 4.02(B).

          (h) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Effective Date of the receipt thereof by the Borrower or any Subsidiary of the Borrower, an amount equal to 100% of the cash proceeds of any Recovery Event (net of reasonable costs incurred in connection with such Recovery Event (including the estimated marginal increase in income taxes which will be payable as a result of such Recovery Event by the Borrower or any Subsidiary of the Borrower and repayments of Indebtedness which are required to be made with the proceeds of such Recovery Event)) shall be applied as provided in Section 4.02(B); PROVIDED, that (x) so long as no Default or Event of Default then exists and such proceeds are not in excess of $250,000 for any one occurrence and $1,000,000 for all occurrences, such proceeds shall not be required to be so applied on such date to the extent that the Borrower delivers a certificate to the Agent on or prior to such date stating that such proceeds shall be (or are committed to be) used to replace or restore any properties or assets in respect of which such proceeds were paid within a period specified in such certificate not to exceed 120 days after the date of receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended), and (y) (i) if the amount of such proceeds from any such Recovery Event exceeds $250,000 then the entire amount of proceeds from such Recovery Event shall be applied as provided in Section 4.02(B) and if the amount of such proceeds from any such Recovery Event, when aggregated with the total amount of all such proceeds from all Recovery Events occurring prior to such Recovery Event, exceeds $1,000,000 (excluding any amounts from any Recovery Events previously applied pursuant to Section 4.02(B)), then the amount by which the amount of proceeds from all Recovery Events (including the Recovery Event for which the determination is being made) exceeds $1,000,000 shall be applied as provided in Section 4.02(B), and (ii) if all or any portion of such proceeds not so applied pursuant to Section 4.02(B) are not so used (or committed to be used) within the period specified in the relevant certificate furnished pursuant to the preceding clause (x), such remaining portion shall be applied on the last day of such specified period as provided in Section 4.02(B); PROVIDED, FURTHER that with respect to cash proceeds received by the Borrower or any of its Subsidiaries in connection with
(1) Recovery Events with respect to the IRB Property, such proceeds shall only be required to be applied pursuant to this Agreement to the extent not required to be applied otherwise by the Gilford IRB Mortgage and (2) Recovery Events with respect to a leasehold interest, such proceeds shall only be required to be applied pursuant to this Agreement to the extent not required to be applied otherwise by the applicable lease.

          (B)  APPLICATION:

          (a) Each mandatory repayment of Loans pursuant to Section 4.02(A)(e) through (h), inclusive, shall be applied:

          (i) first, to prepay the principal of outstanding A Term Loans and B Term Loans, on a PRO RATA basis, with the A Term Loans to receive the A TL Percentage and the B Term Loans to receive the B TL Percentage, in each case of the total amount to be applied as a mandatory repayment of Term Loans pursuant to this Section 4.02(B)(a)(i), and which prepayments of such Tranche of Term Loans shall be applied to reduce the then remaining Scheduled A Term Loan Repayments and Scheduled B Term Loan Repayments, as the case may be, in inverse order of maturity after giving effect to all prior reductions thereto;

         (ii) second, to prepay the principal of outstanding Revolving Loans (with a corresponding reduction to the Total Revolving Loan Commitment);

        (iii) third, to cash collateralize Letter of Credit Outstandings by depositing cash in a cash collateral account to be established and maintained by the Agent pursuant to a cash collateral agreement in form and substance reasonably satisfactory to the Agent in an amount equal to such Letter of Credit Outstandings (it being understood that the Total Revolving Loan Commitment shall be reduced by the amount of cash collateral required to be deposited pursuant to this clause (iii)); and

         (iv) fourth, to reduce the remaining (I.E., after giving effect to all prior reductions thereto, including, without limitation, to the reductions theretofore effected pursuant to the preceding clauses (ii) and (iii)) Total Revolving Loan Commitment (it being understood and agreed that the amount of such reduction shall be deemed to be an application of proceeds for purposes of this Section 4.02(B)(a)(iv) even though cash is not actually applied).

          (b) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made; PROVIDED, that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a single Borrowing shall be applied PRO rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion.

          (c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans under each Tranche shall be repaid in full on the Maturity Date applicable to such Tranche.

          4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Agent for the account of the Bank or Banks entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          4.04 NET PAYMENTS. (a) All payments made by the Borrower hereunder or under any Note, will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income of a Bank pursuant to the laws of the jurisdiction or any political subdivision or taxing authority thereof or therein in which the principal office or applicable lending office of such Bank is located) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, then the Borrower shall be obligated to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction or any political subdivision or taxing authority thereof or therein in which the principal office or applicable lending office of such Bank is located as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

          (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit K (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or Certificate, in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank is not a United States person (defined as provided above) and has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04, the Borrower agrees to pay any additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

          Section 5. CONDITIONS PRECEDENT TO LOANS ON THE INITIAL BORROWING DATE. The obligation of each Bank to make Loans on the Initial Borrowing Date is subject at the time of such Loans to the satisfaction of the following conditions:

          5.01 EXECUTION OF AGREEMENT; NOTES. On or prior to the Initial Borrowing Date (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Agent for the account of each of the Banks the appropriate A Term Loan, B Term Note or Revolving Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

          5.02 OFFICER'S CERTIFICATE. On the Initial Borrowing Date, the Agent shall have received a certificate dated the Initial Borrowing Date signed on behalf of the Borrower by the President, any Executive Vice President or any Vice President of the Borrower stating that all of the conditions in Sections 5.06, 5.07, 5.11, 5.12, 5.16, 6.01, 6.02 and 6.03 have been satisfied on such date.

          5.03 OPINIONS OF COUNSEL. On the Initial Borrowing Date, the Agent shall have received (i) from Elliot N. Konopko, general counsel to the Borrower and its Subsidiaries, an opinion addressed to the Agent, the Collateral Agent and each of the Banks and dated the Initial Borrowing Date covering the matters set forth in Exhibit D, (ii) from counsel rendering such opinions, reliance letters with respect to all legal opinions delivered in connection with the Acquisition which shall be addressed to the Agent and each of the Banks and dated the Initial Borrowing Date, and be in form and substance satisfactory to the Agent and the Required Banks and (iii) from local counsel satisfactory to the Agent, opinions each of which shall be in form and substance satisfactory to the Agent and the Required Banks and shall cover the perfection of the security interests granted pursuant to the Security Agreement and the Mortgages and such other matters incidental to the transactions contemplated herein as the Agent shall reasonably request.

          5.04 CORPORATE DOCUMENTS; PROCEEDINGS. (a) On the Initial Borrowing Date, the Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be acceptable to the Agent and the Required Banks in their sole discretion.

          (b) All corporate and legal proceedings and all instruments and agreements relating to the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agent and the Required Banks, and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Agent or the Required Banks may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

          5.05 EMPLOYEE BENEFIT PLANS; SHAREHOLDERS' AGREEMENTS; MANAGEMENT AGREEMENTS; EMPLOYMENT AGREEMENTS; COLLECTIVE BARGAINING AGREEMENTS; DEBT AGREEMENTS; TAX SHARING AGREEMENTS; MATERIAL CONTRACTS. On or prior to the Initial Borrowing Date, there shall have been delivered to the Agent true and correct copies, certified as true and complete by an appropriate officer of the Borrower, of:

          (i) all 401(K) plans of the Borrower or any Subsidiary of the Borrower;

         (ii) all agreements entered into by the Borrower or any Subsidiary of the Borrower governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to their capital stock (collectively, the "Shareholders' Agreements");

        (iii) all agreements with members of, or with respect to the, senior management of the Borrower or any Subsidiary of the Borrower other than Employment Agreements (collectively, the "Management Agreements");

         (iv) any employment agreements entered into by the Borrower or any Subsidiary of the Borrower (collectively, the "Employment Agreements");

          (v) all collective bargaining agreements applying or relating to any employee of the Borrower or any Subsidiary of the Borrower (collectively, the "Collective Bargaining Agreements");

         (vi) all agreements evidencing or relating to Indebtedness of the Borrower or any Subsidiary of the Borrower for borrowed money (collectively, the "Debt Agreements");

        (vii) all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any Subsidiary of the Borrower (collectively, the "Tax Sharing Agreements");

       (viii) all material contracts and licenses of the Borrower or any of its Subsidiaries (collectively, the "Material Contracts"); and

         (ix) all contracts, agreements or understandings entered into between the Borrower or any of its Subsidiaries, on the one hand, and any of its Affiliates on the other hand (collectively, the "Affiliate Contracts");

all of which Employee Benefit Plans, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Debt Agreements, Tax Sharing Agreements, Material Contracts and Affiliate Contracts shall be in form and substance reasonably satisfactory to the Agent and the Required Banks and shall be in full force and effect on the Initial Borrowing Date.

          5.06  CONSUMMATION OF THE ACQUISITION; CONSUMMATION OF THE MERGER.
(a) On or prior to the Initial Borrowing Date, there shall have been delivered to the Banks true and correct copies of all Acquisition Documents and Merger Documents, and all terms and provisions of such Acquisition Documents and Merger Documents shall be in form and substance satisfactory to the Agent and the Required Banks and shall not have been amended without the consent of the Agent and the Required Banks. The Acquisition and the Merger, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by applicable law) the shareholders of the parties thereto, and all Acquisition Documents and Merger Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. The representations and warranties set forth in the Acquisition Documents and Merger Documents shall be true and correct in all material respects as if made on and as of the Initial Borrowing Date. Each of the conditions precedent to the consummation of the Acquisition and the Merger as set forth in the Acquisition Documents and Merger Documents shall have been satisfied to the satisfaction of the Agent and the Required Banks or waived with the consent of the Agent and the Required Banks, and the Acquisition shall have been consummated in accordance with all applicable law and the Acquisition Documents (without giving effect to any amendment or modification thereof or waiver with respect thereto unless consented to by the Agent or the Required Banks). The total consideration paid in connection with the Acquisition (including, without limitation, all payments arising from change of control provisions and severance provisions and all payments in connection with options and similar securities) shall not exceed $4,850,000.

          (b) Promptly following the consummation of the Acquisition, but in any event on or prior to the initial Credit Event, Newco shall consummate the Merger in accordance with the Merger Documents and all applicable laws. Additionally, on or prior to the Initial Borrowing Date, the certificate of ownership and merger or the certificate of merger, as the case may be, with respect to the Merger shall have been filed with the Secretary of State of the State of Delaware and a copy thereof shall be delivered to the Banks.

          5.07 PLEDGE AGREEMENT. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement substantially in the form of Exhibit F (as modified, supplemented or amended from time to time, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledged Securities referred to therein then owned by each such Credit Party (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated irrevocable stock powers, in the case of capital stock constituting Pledged Securities, and the Pledge Agreement and such other documents shall be in full force and effect.

          5.08 SECURITY AGREEMENT; BANKING ARRANGEMENTS. (a) On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit G-1 (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, in each case together with:

          (i) proper Financing Statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

         (ii)  certified copies of Requests for Information or Copies (Form UCC-
     11), or equivalent reports, listing all judgment liens, tax liens or effective financing statements that name the Borrower or any of its Subsidiaries (including PAI), or a division or other operating unit of any such Person, as debtor and that are filed in the jurisdictions referred to in said clause (i), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall receive termina-tion statements (Form UCC-3 or such other termination statements as shall be required by local law) fully executed for filing);

        (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by such Security Agreement; and

         (iv) evidence that all other actions necessary or, in the opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken;

and the Security Agreement and such other documents shall be in full force and effect.

          (b) On the Initial Borrowing Date, the Borrower and each of its Material Subsidiaries shall have duly authorized, executed and delivered a Bank Deposit Account Consent Letter substantially in the form of Exhibit G-2 hereto, with such changes, if any, as may be approved by the Collateral Agent (each as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a "Bank Deposit Account Consent Letter") with the Collateral Agent and the banking institutions listed on Part A of Schedule IV hereto (each a "Deposit Bank"), acknowledging that each checking, savings or other deposit account listed on Part A of Schedule IV maintained at such Deposit Bank (each a "Bank Deposit Account") is under the exclusive dominion and control of the Collateral Agent and that all moneys, instruments and other securities deposited in such Bank Deposit Account are to be held by the Deposit Bank for the benefit of the Collateral Agent.

          (c) On the Initial Borrowing Date, the Borrower and each of its Material Subsidiaries shall have duly authorized, executed and delivered a Concentration Account Consent Letter substantially in the form of Exhibit G-3 hereto, with such changes, if any, as may be approved by the Collateral Agent (each as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a "Concentration Account Consent Letter") with the Collateral Agent and the Concentration Account Bank, acknowledging that the Concentration Account listed on Part B of Schedule IV maintained at the Concentration Account Bank is under the exclusive dominion and control of the Collateral Agent and that all moneys, instruments and other securities deposited in such Concentration Account are to be held by the Concentration Account Bank for the benefit of the Collateral Agent.

          5.09 MORTGAGE; TITLE INSURANCE; SURVEYS; ETC. On the Initial Borrowing Date, the Collateral Agent shall have received:

          (a) fully executed counterparts of a mortgage or deed to secure debt or similar documents in form and substance satisfactory to the Agent (as may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, each, a "Mortgage" and collectively, "Mortgages"), which Mortgages shall cover such of the Real Property owned by the Borrower or any of its Subsidiaries (after giving effect to the Transaction) as designated on Schedule II (each, a "Mortgaged Property" and collectively, the "Mortgaged Properties"), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages for recording in all places to the extent necessary or, in the opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

          (b) mortgagee title insurance policies in connection with the Mortgaged Properties issued by title insurers satisfactory to the Agent and the Required Banks, (the "Mortgage Policies") in amounts satisfactory to the Agent and the Required Banks assuring the Collateral Agent that the respective Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance satisfactory to the Agent and the Required Banks and shall include, as appropriate, an endorsement for future advances under this Agreement, the Notes and the Mortgages and for any other matter that the Agent or the Required Banks in their discretion may reasonably request, shall not include an exception for mechanics' liens, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Agent or the Required Banks in their discretion may reasonably request; and

          (c) surveys in form and substance reasonably satisfactory to the Collateral Agent of each Mortgaged Property dated a recent date acceptable to the Collateral Agent, certified in a manner satisfactory to the Collateral Agent by a licensed professional surveyor satisfactory to the Collateral Agent.

          5.10 SUBSIDIARIES GUARANTY. On the Initial Borrowing Date, each Material Subsidiary of the Borrower shall have duly authorized, executed and delivered a guaranty in the form of Exhibit H (as modified, supplemented or amended from time to time, the "Subsidiaries Guaranty") and the Subsidiaries Guaranty shall be in full force and effect.

          5.11 MATERIAL ADVERSE CHANGE, ETC. Since April 30, 1995, nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which the Agent or the Required Banks shall determine (a) could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the Agent, or on the ability of the Borrower or any of its Subsidiaries to perform their obligations to the Agent and the Banks under this Agreement or any other Credit Document, (b) could reasonably be expected to have a materially adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (c) indicates the inaccuracy in any material respect of the information previously provided to the Agent or the Banks (taken as a whole) in connection with their analysis of the transactions contemplated hereby or indicates that the information previously provided omitted to disclose any material information.

          5.12 LITIGATION. On the Initial Borrowing Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Document or any documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which the Agent or Required Banks shall determine could reasonably be expected to have a materially adverse effect on the Transaction or on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          5.13 FEES, ETC. On the Initial Borrowing Date, the Borrower shall have paid in full to the Agent and the Banks all costs, fees and expenses (including, without limitation, all legal fees and expenses) payable to the Agent and the Banks to the extent then due pursuant hereto or as otherwise agreed between the Borrower or any Affiliate of the Borrower and the Agent.

          5.14 SOLVENCY CERTIFICATE; ENVIRONMENTAL ANALYSES. On the Initial Borrowing Date, the Borrower shall cause to be delivered to the Agent:

          (i)  a solvency certificate from Raymond F. Kunzmann, in the form of
     Exhibit I hereto, which shall be addressed to the Agent and each of the Banks and dated the Initial Borrowing Date and in form and substance satisfactory to the Agent and the Required Banks, setting forth the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, the Borrower and its Subsidiaries (on a consolidated basis) and PAI and its Subsidiaries (on a consolidated basis), are not insolvent and will not be rendered insolvent by the Indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature and become due; and

         (ii) (1) environmental and hazardous substance analyses reports from Enviro-Sciences, Inc., dated April 1996, and (2) an environmental study and report performed by the National Jewish Center of Colorado, dated April 25, 1995, as supplemented on January 24, 1996, each of which shall be in scope, and in form and substance, acceptable to the Agent and the Required Banks, together with reliance letters in form and substance satisfactory to the Agent and the Required Banks.

          5.15 INSURANCE POLICIES. On the Initial Borrowing Date, the Agent shall have received analyses and evidence (including, without limitation, certificates with respect to each insurance policy listed in Schedule V and, with respect to all casualty insurance, naming the Collateral Agent on behalf of the Secured Creditors, as mortgagee/secured party and loss payee, and with respect to all liability policies, naming the Collateral Agent, the Agent and each Bank as an additional insured, and in all cases stating that such insurance shall not be cancelled or revised without 30 days' prior written notice by the insurer to the Agent) of insurance complying with the requirements of Section
8.03 for the business and properties of the Borrower and each Subsidiary of the Borrower (including, without limitation, PAI), in form and substance satisfactory to the Agent and the Required Banks.

          5.16 APPROVALS. All necessary governmental and third party approvals in connection with the Transaction and the transactions contemplated by the Documents and otherwise referred to herein or therein (including, but not limited to, those approvals required in respect of existing permits, landlord consents and transfers of contract rights) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes, in the sole judgment of the Agent or the Required Banks, adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents and otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunction relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the Transaction, the transactions contemplated by the Documents, the making of the Loans or the issuance of Letters of Credit.

          5.17 CAPITAL CONTRIBUTION, INTERCOMPANY LOAN. (a) On the Initial Borrowing Date, Newco shall have received (or shall concurrently with the initial Credit Event have received) from the Borrower (i) cash in an amount of at least $1,000 in return for the issuance of Newco Common Stock and (ii) cash in an amount of at least $16,895,353.34 in return for the issuance by Newco of an intercompany promissory note in the form of Exhibit N hereto (clauses (i) and (ii) being referred to, collectively, as the "Newco Capital Contribution"), which Newco Common Stock and intercompany promissory note shall be pledged by the Borrower as Collateral pursuant to the Pledge Agreement. On or prior to the Initial Borrowing Date, each Bank shall have received copies of Newco's Certificate of

Incorporation and all agreements entered into, or proposed to be entered into, in respect of the issuance of the Newco Common Stock, duly authorized, executed and delivered by the parties thereto and shall be in full force and effect and in form and substance satisfactory to the Agent and the Required Banks.

          (b) On the Initial Borrowing Date, Newco shall have used the proceeds in Section 5.17(a) to make payments owing in connection with the Transaction.

          5.18 FINANCIAL STATEMENTS; PROJECTIONS; MANAGEMENT LETTERS. (a) On or prior to the Initial Borrowing Date, the Banks shall have received (i) the consolidated balance sheet of PAI as at April 30, 1995, 1994 and 1993, and the related statements of earnings and cash flows of PAI for the fiscal periods ended as of said dates, which have been examined by McGladrey & Pullen LLP, who delivered unqualified opinions in respect thereto, (ii) the consolidated balance sheet of the Borrower as at December 31, 1995, 1994 and 1993, and the related statements of earnings and cash flows for the fiscal periods ended as of said dates, which have been examined by Arthur Andersen LLP, who delivered unqualified opinions in respect thereto and (iii) the pro forma (after giving effect to the Transaction and the related financing thereof) consolidated balance sheet of the Borrower as at February 29, 1996, which financial statements shall be prepared in accordance with United States generally accepted accounting principles (except as provided in the notes thereto) and shall be in form and substance satisfactory to the Agent and the Required Banks, and shall not disclose any material adverse differences in the business, properties, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole from that previously disclosed to the Agent and the Required Banks.

          (b) On the Initial Borrowing Date, the Banks shall have received detailed consolidated financial projections, certified by (i) the President or a Vice-President of the Borrower and (ii) the chief financial officer or controller of the Borrower, for the Borrower and its Subsidiaries, which include the projected results of PAI, after giving effect to the Transaction and the other transactions contemplated herein, for at least six years ended after the Initial Borrowing Date (the "Projections"), which Projections, and the supporting assumptions and explanations thereto, and the accounting practices and procedures to be utilized by the Borrower following the Initial Borrowing Date, shall be satisfactory in form and substance to the Agent and the Required Banks.

          (c) On or prior to the Initial Borrowing Date, the Agent shall have received a copy of any "management letter" received by PAI or any of its Subsidiaries from its certified public accountants on or after April 30, 1991.

          5.19 CONSENT LETTER. The Agent shall have received a letter from CT Corporation System, presently located at 1633 Broadway, New York, New York 10019, substantially in the form of Exhibit J hereto, indicating its consent to its appointment by the Borrower and each other Credit Party as their agent to receive service of process as specified in Section 13.08 of this Agreement.

          5.20 DUE DILIGENCE. The Agent shall have completed, and be satisfied with the results of, its business and legal due diligence review with respect to the Borrower and its Subsidiaries (including PAI), the Transaction and the other transactions contemplated by the Documents, including, without limitation, a due diligence review of the financials of the Borrower and PAI, the tax status of the Borrower and PAI, and an environmental, litigation, employee benefits and insurance due diligence review and the Agent and the Required Banks shall be satisfied with the nature and status of all contract, securities, labor, tax, ERISA and employee benefits (including, without limitation, satisfaction with the amounts and status of the pension plans and post-retirement health and life insurance benefit plans), environmental, health and safety matters involving or affecting the Borrower or any Subsidiary of the Borrower.

          5.21 INITIAL BORROWING BASE CERTIFICATE. On the Initial Borrowing Date, the Borrower shall have delivered to the Agent the initial Borrowing Base Certificate meeting the requirements of Section 8.01(k).

          5.22 REFINANCING. On the Initial Borrowing Date and after giving effect to the Merger and the Loans incurred on the Initial Borrowing Date neither the Borrower nor any of its Subsidiaries shall have any Indebtedness outstanding except for the Loans and the Existing Indebtedness, which Existing Indebtedness shall not exceed $5,500,000. All of the Existing Indebtedness shall remain outstanding after the Acquisition and the other transactions contemplated hereby without any default or events of default existing thereunder or arising as a result of the Acquisition and the other transactions contemplated hereby (except to the extent amended or waived by the parties thereto on terms and conditions satisfactory to the Agent and the Required Banks), and there shall not be any amendments or modifications to the Existing Indebtedness Agreements other than as requested or approved by the Agent or the Required Banks. All Indebtedness of the Borrower and its Subsidiaries other than the Existing Indebtedness shall have been repaid in full in connection with the Transaction. The Agent and the Required Banks shall be satisfied with the amount of and the terms and conditions of (i) all Existing Indebtedness and (ii) the repayment of all Indebtedness repaid in connection with the transactions contemplated hereby (collectively, the "Refinanced Indebtedness") and the amount of all accrued interest, premiums, fees, commissions and expenses owing in connection with the repayment of such Refinanced Indebtedness and all Liens in connection with such Refinanced Indebtedness shall have been terminated (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained) to the satisfaction of the Agent and the Required Banks and the Banks shall have received a satisfactory legal opinion to such effect. The Agent shall have received copies, certified as true and complete by an appropriate officer of the Borrower of all documents executed in connection with the repayment of the Refinanced Indebtedness and the release of the Liens thereunder.

          Section 6. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS. The obligation of each Bank to make Loans (including Loans made on the Initial Borrowing Date) and the obligation of the Issuing Bank to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

          6.01 NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event.

          6.02 MATERIAL ADVERSE CHANGE, ETC. Nothing shall have occurred since April 30, 1995 (and the Banks shall have become aware of no facts or conditions not previously known) which the Agent or the Required Banks shall determine (i) could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the Agent, or on the ability of the Borrower or any other Credit Party to perform its obligations to the Banks under this Agreement or any other Credit Document or (ii) which could reasonably be expected to have a materially adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          6.03 LITIGATION. At the time of each such Credit Event and also after giving effect thereto, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement or any other Credit Document executed in connection herewith or the transactions contemplated hereby or which the Required Banks shall determine could reasonably be expected to have a materially adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          6.04 NOTICE OF BORROWING; LETTER OF CREDIT REQUEST. (a) Prior to the making of each Loan, the Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03.

          (b) Prior to the issuance of each Letter of Credit, the Issuing Bank shall have received a Letter of Credit Request meeting the requirements of
Section 2.03.

          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Banks that all the conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this
Section 6, unless otherwise specified, shall be delivered to the Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and, unless otherwise specified, shall be in form and substance satisfactory to the Banks.

          Section 7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Banks to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements as to itself and as to each of its Subsidiaries, as of the Initial Borrowing Date (both before and after giving effect to the Credit Events occurring on such date, the Transaction and the other transactions contemplated by the Documents, and all references to the Borrower herein and elsewhere in this Agreement, shall, unless otherwise specifically indicated, be references to the Borrower after giving effect to the Transaction) and as of the date of each subsequent Credit Event which representations, warranties and agreements shall survive the execution and delivery of this Agreement and the Notes and any subsequent Credit Event, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct on and as of the Initial Borrowing Date and on the date of each such Credit Event:

          7.01 CORPORATE STATUS. Each of the Borrower and its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualifications except for failures to be so qualified which, in the aggregate, would not have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          7.02 CORPORATE POWER AND AUTHORITY. Each of the Borrower and its Subsidiaries has the corporate power to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Documents. Each of the Borrower and its Subsidiaries has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

          7.03 NO VIOLATION. Neither the execution, delivery or performance by the Borrower or any of its Subsidiaries of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality applicable to it, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which the Borrower or its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, except for such conflicts, breaches, defaults or the creation or imposition of any Lien, arising from the execution, delivery or performance by the Borrower or any of its Subsidiaries of the Acquisition Documents or Merger Documents, which, singularly or in the aggregate, would not have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (iii) will violate any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents) of the Borrower or any of its Subsidiaries.

          7.04 GOVERNMENTAL APPROVALS. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Initial Borrowing Date and are in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with (i) the Transaction, (ii) the legality, validity, binding effect or enforceability of any Document or (iii) the execution, delivery and performance of any such Document, except in the case of any Acquisition Document or any Merger Document for orders, consents, approvals, licenses, authorizations and validations which individually and in the aggregate are immaterial.

          7.05  FINANCIAL STATEMENTS; FINANCIAL CONDITION; UNDISCLOSED
LIABILITIES; PROJECTIONS; ETC.   (a) (i) The consolidated balance sheets of PAI
at April 30, 1995, 1994 and 1993 and the related statements of earnings and cash flows of PAI for the fiscal periods ended as of said dates, (ii) the consolidated balance sheets of the Borrower at December 31, 1995, 1994 and 1993 and the related statements of earnings and cash flows of the Borrower for the fiscal periods ended as of said dates and (iii) the pro forma (after giving effect to the Transaction and the related financing thereof) consolidated balance sheet of the Bor-rower referred to in Section 5.18 of this Agreement, copies of all of which financial statements referred to in the preceding clauses (i), (ii) and (iii) have heretofore been furnished to each Bank, present fairly the financial position of the respective entities at the dates of said statements and the results of operations for the period covered thereby (or, in the case of the pro forma balance sheet, present a good faith estimate of the pro forma financial condition of the Borrower and its Subsidiaries (after giving effect to the Transaction) on a consolidated basis at the date thereof). The annual financial statements of the Borrower and PAI have been audited by Arthur Andersen LLP and McGladrey & Pullen LLP, respectively, who delivered unqualified opinions with respect thereto. All such audited and unaudited financial statements (other than pro forma statements) have been prepared in accordance with United States generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements and with respect to interim financial statements, subject to normal year end adjustments. Since April 30, 1995, there has been no material adverse change in the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          (b) On and as of the Initial Borrowing Date, on a pro forma basis after giving effect to the Transaction and all other transactions contemplated by the Documents and to all Indebtedness (including the Loans) being incurred in connection with the Transaction, and Liens created, and to be created, by each Credit Party in connection therewith: (a) the sum of the assets (including all intangible assets), at a fair valuation, of each Credit Party will exceed its debts; (b) no Credit Party has incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature; and (c) each Credit Party will have sufficient capital with which to conduct its business. For purposes of this Section 7.05(b) "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          (c) Except as fully reflected in the financial statements or the notes related thereto described in Section 7.05(a), there were as of the Initial Borrowing Date (and after giving effect to the Transaction and the other transactions contemplated hereby and by the Documents) no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Initial Borrowing Date, neither the Borrower nor any of its Subsidiaries knows of any basis for the assertion against the Borrower or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements or the notes related thereto described in Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Initial Borrowing Date (and after giving effect to the Transaction) none of the Borrower or any of its Subsidiaries will have any outstanding Indebtedness other than (i) the Loans,
(ii) Capitalized Lease Obligations and (iii) the Existing Indebtedness.

          (d) On and as of the Initial Borrowing Date, the Projections have been prepared in good faith by the Borrower with the participation of management of PAI and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading or which fail to take into account material information regarding the matters reported therein. On the Initial Borrowing Date, the Borrower believes that the Projections are based on estimates and assumptions which are reasonable under the circumstances and, subject to the foregoing, the Borrower believes the Projections are attainable (although actual results may differ from the Projections and no representation is made that the Projections will in fact be attained).

          7.06 LITIGATION. There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened
(i) with respect to any Credit Document or the transaction contemplated thereby,
(ii) with respect to any Indebtedness of the Borrower or any of its Subsidiaries, other than actions, suits or proceedings with respect to Indebtedness (other than Indebtedness created by any Credit Document) that could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (iii) that are reasonably likely to materially and adversely affect the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          7.07 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any Subsidiary of the Borrower in writing to any Bank (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole with all information previously furnished) hereafter furnished by or on behalf of the Borrower or any Subsidiary of the Borrower in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact.

          7.08 USE OF PROCEEDS; MARGIN REGULATIONS. (a) All proceeds of the Term Loans and Revolving Loans incurred on the Initial Borrowing Date shall be used by the Borrower (i) to make the Newco Capital Contribution, (ii) to consummate the Acquisition, (iii) to repay the Refinanced Indebtedness and (iv) to pay Transaction Fees and Expenses.

          (b) All proceeds of Revolving Loans incurred after the Initial Borrowing Date shall be used by the Borrower (i) for its general corporate and working capital purposes and (ii) to make intercompany loans to PAI and its Wholly-Owned Subsidiaries (other than any Immaterial Subsidiary) for general corporate and working capital purposes of PAI and its Wholly-Owned Subsidiaries (other than any Immaterial Subsidiary), PROVIDED that proceeds of Revolving Loans in an aggregate amount not to exceed the Blocked Commitment as from time to time in effect, drawn down for the purpose of making the Tax Payment as set forth in the applicable Notice of Borrowing, may only be used after the Initial Borrowing Date to make the Tax Payments.

          (c) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

          7.09 TAX RETURNS AND PAYMENTS. Each of the Borrower and its Subsidiaries has timely filed or caused to be timely filed (including pursuant to any valid extensions of time for filing) with the appropriate taxing authority, all returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries. Except as may be the case with respect to the Tax Liability (including, without limitation, the Disputed Alabama Taxes), the Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. Each of the Borrower and each of its Subsidiaries have paid all material taxes payable by them which have become due other than those contested in good faith and, except as may be the case with respect to the Disputed Alabama Taxes, for which adequate reserves have been established in accordance with generally accepted accounting principles. Except for proceedings in connection with the Tax Liability (including, without limitation, the Disputed Alabama Taxes), there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. Except with respect to the Tax Liability (including, without limitation, the Disputed Alabama Taxes), neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has provided, with respect to themselves or property held by them, any consent under Section 341 of the Code. None of the Borrower or any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby. On December 31, 1995, the Borrower had available to it not less than $13,300,000 in net operating loss carry forwards which can be applied to reduce taxable income for Federal income tax purposes without limitations (other than potential limitations resulting from calculations of alternative minimum tax amounts).

          7.10 COMPLIANCE WITH ERISA. Each Plan is in substantial compliance with ERISA and the Code; except as disclosed on Schedule X, no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $450,000; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204
or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code or expects to incur any material liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to the Borrower or any of its Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Borrower and its Subsidiaries and their ERISA Affiliates would not have any material liability to any plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event; no lien imposed under the Code or ERISA on the assets of the Borrower or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

          7.11 THE SECURITY DOCUMENTS. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the respective Credit Parties in the Collateral described therein and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected first Lien on, and security interest in, all right, title and interest of the respective Credit Parties, in all of the Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of the Security Agreement in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Security Agreement will be effective, under federal and state law, to perfect the security interest granted to the Collateral Agent in the trademarks and patents covered by the Security Agreement and the filing of the Security Agreement with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the Security Agreement will be effective under federal and state law to perfect the security interest granted to the Collateral Agent in the copyrights covered by the Security Agreement. Each of the Credit Parties party to the Security Agreement has good and merchantable title to all Collateral described therein, free and clear of all Liens other than Permitted Liens.

          (b) The security interests created in favor of the Collateral Agent, as pledgee for the benefit of the Secured Creditors, under the Pledge Agreement constitute first perfected security interests in the Pledged Securities described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Securities and the proceeds thereof under the Pledge Agreement.

          (c) The Mortgages create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Mortgaged Properties in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons (except that the security interest created in the Mortgaged Properties may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens). Schedule II contains a true and complete list of each parcel of Real Property owned or leased by the Borrower and each of its Subsidiaries on the Initial Borrowing Date, and the type of interest therein held by the Borrower and/or its Subsidiaries. Each of the Borrower and its Subsidiaries has good and marketable title at the time of the grant thereof and at all times thereafter to all Mortgaged Properties free and clear of all Liens except those described in the first sentence of this subsection (c).

          (d) The Borrower represents and warrants that neither it nor any of its Subsidiaries maintains, nor will it in the future maintain, any Bank Deposit Account with any Deposit Bank other than the applicable Bank Deposit Account; PROVIDED, HOWEVER, that each such Credit Party shall be permitted to establish new Bank Deposit Accounts pursuant to the terms of the Security Agreement.

          7.12 REPRESENTATIONS AND WARRANTIES IN DOCUMENTS. All representations and warranties set forth in the Documents are true and correct in all material respects at the time as of which such representations and warranties were made and on the Initial Borrowing Date.

          7.13 PROPERTIES. Each of the Borrower and its Subsidiaries has good and merchantable title to all properties owned by them, including all property reflected in the consolidated pro forma balance sheet (after giving effect to the Transaction) referred to in

Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by Section 9.02), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet or in the notes thereto or in the pro forma balance sheet or (ii) otherwise permitted by Section 9.01.

          7.14 CAPITALIZATION. On the Initial Borrowing Date, the authorized capital stock of (i) the Borrower consists of (x) 20,000,000 shares of common stock, $.01 par value, 12,659,957 of which shares are issued and outstanding, and (y) 4,000,000 shares of preferred stock, $.01 par value, 738,584 of which shares are issued and outstanding and (ii) PAI consists of (x) 100 shares of common stock, $.01 par value, 10 of which shares are issued and outstanding, and
(y) no shares of preferred stock. All of such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights. Except as set forth on Schedule VII, on the Effective Date, neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

          7.15 SUBSIDIARIES. On the Initial Borrowing Date, the corporations listed on Schedule III are the only Subsidiaries of the Borrower. Schedule III correctly sets forth, as of the Initial Borrowing Date, (a) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof and (b) all other equity ownership interests of the Borrower or any of its Subsidiaries in any Person.

          7.16 COMPLIANCE WITH STATUTES, ETC. Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except with respect to each of the foregoing such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          7.17 INVESTMENT COMPANY ACT. None of the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          7.18 PUBLIC UTILITY HOLDING COMPANY ACT. None of the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a

"holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          7.19 ENVIRONMENTAL MATTERS. (a) The Borrower and each of its Subsidiaries have complied with, and on the date of each Credit Event shall be in compliance with, in all respects, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws except such noncompliances which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. There are no past, pending or, to the best knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property currently owned or operated by the Borrower or any of its Subsidiaries except such Environmental Claims which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. There are no facts, circumstances, conditions or occurrences regarding the Borrower, its operations or any of its Subsidiaries or any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries or any property adjoining any such Real Property, that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property currently owned or operated by the Borrower, or any of its Subsidiaries or (ii) to cause any such currently owned Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except such Environmental Claims and restrictions which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          (b) Neither the Borrower nor any of its Subsidiaries has, at any time, generated, used, treated, stored, transported or released Hazardous Materials on, to or from any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries in any manner which constitutes a violation in any material respect of any Environmental Laws except for any such violations which have been settled or singly or in the aggregate could not be reasonably expected to have a material adverse effect on the performance, business, assets, nature of assets, contracts, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          (c) To the best knowledge of the Borrower, there are not now and never have been any underground storage tanks located on any Real Property owned or operated by the Borrower or any of its Subsidiaries.

          (d) No Real Property currently owned or operated by the Borrower or any of its Subsidiaries is located on any site listed on, or proposed in the Federal Register for listing on, the Superfund National Priorities List, or listed on the Comprehensive Environmental Response Compensation and Liability Information System or their state equivalents. To the best knowledge of the Borrower, no Real Property at any time owned or operated by the Borrower or any of its Subsidiaries is located on any site listed on, or proposed in the Federal Register for listing on, the Superfund National Priorities List, or listed on the Comprehensive Environmental Response Compensation and Liability Information System or their state equivalents.

          7.20 LABOR RELATIONS. None of the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole. There is (i) no significant unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) those matters which could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, contracts, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          7.21 PATENTS, LICENSES, FRANCHISES AND FORMULAS. (a) The Borrower, together with its Subsidiaries, has a license to use or otherwise has the right to use, free and clear of pending or, to the best knowledge of the Borrower, threatened material Liens, all the material patents, patent applications, trademarks, service marks, trade names, trade secrets, copyrights, proprietary information, computer programs, data bases, licenses, franchises and formulas, or rights with respect to the foregoing (collectively, "Intellectual Property"), and has obtained all licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          (b) Neither the Borrower nor any of its Subsidiaries has knowledge of any claim by any third party contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by the Borrower or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any Intellectual Property right of any other Person or that any such claim is threatened, except for such claims that could not individually or in the aggregate reasonably be expected to have a material adverse affect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          7.22 INDEBTEDNESS. Schedule VIII sets forth a true and complete list of any Indebtedness (other than the Loans and the Letters of Credit) of the Borrower and each of its Subsidiaries as of the Initial Borrowing Date after giving effect to the Acquisition and the other transactions contemplated hereby (the "Existing Indebtedness"), in each case showing the aggregate amount thereof and the name of the respective obligor and any other entity which directly or indirectly guaranteed such debt. None of the Existing Indebtedness was incurred in connection with, or in contemplation of, the Transaction or the other transactions contemplated hereby.

          7.23 RESTRICTIONS ON OR RELATING TO SUBSIDIARIES. There does not exist any encumbrance or restriction on the ability of (i) any Subsidiary of the Borrower to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits to the Borrower or any Subsidiary of the Borrower, or to pay any Indebtedness to the Borrower or a Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower to make loans or advances to the Borrower or any of the Borrower's Subsidiaries or (iii) the Borrower or any Subsidiary of the Borrower to transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (t) applicable law,
(u) this Agreement and the other Credit Documents, (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (w) customary provisions restricting the assignment of contracts, permits and/or licenses, (x) restrictions existing in the documents governing the terms of the Gilford IRBs,
(y) by reason of any Permitted Lien or (z) as contemplated by clause (2) of the second proviso of Section 4.02(A)(h).

          7.24 SPECIAL PURPOSE CORPORATION; IMMATERIAL SUBSIDIARIES. (a) Newco was formed to effect the Acquisition and the Merger, and except in connection therewith (and as contemplated by this Agreement), Newco does not engage in business activities and has no significant assets or liabilities.

          (b) No Immaterial Subsidiary of the Borrower engages in any business activities or has any assets or liabilities.

          7.25 THE TRANSACTION. All aspects of the Transaction have been effected in accordance with the Documents and all applicable law in all material respects. At the time of consummation thereof, all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities and third parties required in order to consummate the Transaction shall have been obtained, given, filed or taken and are in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Transaction. Additionally, at the time of consummation thereof, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of the Transaction, and there does not exist any judgment, order or injunction prohibiting or imposing any material adverse condition upon the occurrence of any Credit Event or the performance by the Borrower or any of its Subsidiaries of their obligations under the Documents. All actions taken by the Borrower or any of its Subsidiaries pursuant to or in furtherance of the Transaction have been taken in compliance in all material respects with the respective Documents and all applicable law. No shareholder of PAI is entitled to receive a proxy statement or information statement in connection with the Merger other than an information statement under Delaware law following the effective time of the Merger. No state takeover statute is applicable to the Merger.

          7.26 CONCENTRATION ACCOUNT AND BANK DEPOSIT ACCOUNTS. Schedule IV sets forth a true and complete list of each Bank Deposit Account maintained with each Deposit Bank by the Borrower and each of its Subsidiaries and the Concentration Account maintained with the Concentration Account Bank by the Borrower and each of its Subsidiaries.

          Section 8. AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations are paid in full:

          8.01  INFORMATION COVENANTS.  The Borrower will furnish to each Bank:

            MONTHLY REPORTS. Within 30 days after the end of each fiscal month other than the last such month of any fiscal quarter of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, retained earnings and cash flows for such month and for the elapsed por-tion of the fiscal year ended with the last day of such month, in each case setting forth comparative figures for the corresponding month and elapsed portion of such fiscal year for the prior fiscal year and comparable budgeted figures for such period, all of which shall be certified by the chief financial officer or controller of the Borrower, subject to normal year-end audit adjustments.

          (b) QUARTERLY FINANCIAL STATEMENTS. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated and consolidating statements of income, retained earnings and cash flows, in each case for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the corresponding periods in the prior fiscal year and comparable budgeted figures for such period, all of which shall be certified by the chief financial officer or controller of the Borrower, subject to normal year-end audit adjustments.

          (c) ANNUAL FINANCIAL STATEMENTS. Within 90 days after the close of each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal year and setting forth comparative figures for the preceding fiscal year and comparable budgeted figures for such period and certified, (x) in the case of the consolidating statements, by the chief financial officer or controller of the Borrower and (y) in the case of the consolidated financial statements of the Borrower and its Subsidiaries, by any of the "big six" or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks, together with a signed opinion of such accounting firm (which opinion shall not be qualified in any respect) stating that it has read this Agreement and that, in the course of its regular audit of the financial statements of the Borrower which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (d) MANAGEMENT LETTERS. Promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any "management letter" received by the Borrower or any of its Subsidiaries from its certified public accountants.

          (e) BUDGETS. As soon as available but in no event later than 30 days after the first day of each fiscal year of the Borrower, a budget for the Borrower and its

     Subsidiaries in form reasonably satisfactory to the Agent and the Required Banks (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by the Borrower (and approved by the Board of Directors of the Borrower) for each calendar month of such fiscal year prepared in reasonable detail with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of the chief financial officer or controller of the Borrower to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

          (f) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in Section 8.01(a), (b) and (c), a certificate of the chief financial officer of the Borrower to the effect that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate, (x) in the case of certificates delivered pursuant to Section 8.01(b) or (c), shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 3.03, 4.02, 9.02, 9.04, 9.05 and
     9.08 through 9.15, inclusive, and 9.22, at the end of such fiscal quarter or year, as the case may be and (y) in the case of certificates delivered pursuant to Section 8.01(c), shall set forth the amount of Excess Cash Flow for the relevant Excess Cash Flow Payment Period.

          (g) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within three Business Days after an officer of the Borrower or PAI obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, (ii) any litigation or governmental investigation or proceeding pending (x) against the Borrower or its Subsidiaries which could reasonably be expected to materially and adversely affect the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (y) with respect to any Credit Document and (iii) any other event which could reasonably be expected to materially and adversely affect the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          (h) OTHER REPORTS AND FILINGS. Promptly upon transmission thereof, copies of any financial information, proxy materials and other information and reports, if any, which any Credit Party or any of its Subsidiaries (x) has filed with, the Securities and Exchange Commission or any successor thereto (the "SEC") or (y) has delivered to holders of, or any agent or trustee with respect to, Indebtedness of any Credit Party or any of its Subsidiaries in its capacity as such a holder, agent, or trustee (other than Indebtedness constituting Capitalized Lease Obligations).

          (i) ENVIRONMENTAL MATTERS. Promptly upon, and in any event within three Business Days after an officer of the Borrower or PAI obtains knowledge thereof, notice of any of the following environmental matters:
     (i) any pending or threatened material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries that (a) could reasonably be anticipated to result in a material noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries;
     (iii) any condition or occurrence on any Real Property owned or operated by the Borrower or any of its Subsidiaries or any property adjoining such Real Property that could reasonably be anticipated to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to a Release or threatened Release or the actual or alleged presence of any Hazardous Material on or from any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries in each case as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower or such Subsidiary's response thereto. In addition, the Borrower will provide the Banks with copies of all material communications with any government or governmental agency relating to material Environmental Claims, all material communications with any person relating to material Environmental Claims, and such detailed reports of any Environmental Claim as may reasonably be requested by the Required Banks.

          (j) ANNUAL MEETINGS WITH BANKS. Within 120 days after the close of each fiscal year of the Borrower, the Borrower shall, at the request of the Agent or Required Banks, hold a meeting at its offices with all Banks who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current fiscal year of the Borrower and its Subsidiaries.

          (k) BORROWING BASE CERTIFICATE. (i) On the Initial Borrowing Date and (ii) thereafter, not later than 12:00 Noon (New York time) on the thirtieth day after the end of each fiscal month, a borrowing base certificate substantially in the form of Exhibit M (each, a "Borrowing Base Certificate"), with respect to the Eligible Receivables and the Eligible Inventory of the Borrower as of (x) in the case of clause (i), February 29, 1996 and (y) in the case of clause (ii), the last day of the immediately preceding fiscal month, and in each case, certified by the chief financial officer of the Borrower.

          (l) OTHER INFORMATION. From time to time, such other information or documents (financial or otherwise) with respect to any Credit Party or any of its Subsidiaries, as the Agent, or the Required Banks may reasonably request.

          8.02 BOOKS, RECORDS AND INSPECTIONS. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity with United States generally accepted accounting principles and all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent or any Bank to visit and inspect, under guidance of officers of the Borrower or of such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or of such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as the Agent or such Bank may request.

          8.03 MAINTENANCE OF PROPERTY, INSURANCE. (a) Schedule V sets forth a true and complete listing of all insurance maintained by the Borrower and each of its Subsidiaries as of the Effective Date. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are described on Schedule V, and (iii) furnish to each Bank, upon written request, full information as to the insurance carried. The provisions of this Section 8.03 shall be deemed to be supplemental to, but not duplicative of, the provisions of any of the Security Documents that require the maintenance of insurance.

          (b) The Borrower will at all times keep, and will cause each of its Subsidiaries to keep, its property insured in favor of the Collateral Agent, and all policies (including mortgage policies) or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower or its Subsidiaries) (i) shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and naming the Collateral Agent, the Agent and each Bank as an additional insured) with respect to Collateral, (ii) shall state that such insurance policies shall not be cancelled or revised without 30 days' prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of sub-rogation with respect to the Collateral Agent, (iv) shall contain the standard noncontributory mortgagee clause endorsement in favor of the Collateral Agent with respect to hazard insurance coverage, (v) shall provide that any losses shall be payable notwithstanding (A) any act or neglect of the Borrower or any of its Subsidiaries, (B) the occupation or use of the properties for purposes more hazardous than those permitted by the terms of the respective policy if such coverage is obtainable at commercially reasonable rates and is of the kind from time to time customarily insured against by Persons owning or using similar property and in such amounts as are customary, (C) any foreclosure or other proceeding relating to the insured properties or (D) any change in the title to or ownership or possession of the insured properties and (vi) shall be deposited with the Collateral Agent. If the Borrower or any of its Subsidiaries shall fail to insure its property in accordance with this Section 8.03, or if the Borrower or any of its Subsidiaries shall fail to endorse and deposit all policies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Collateral Agent for all reasonable costs and expenses of procuring such insurance.

          8.04 CORPORATE FRANCHISES. The Borrower will do, and will cause each of its Subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses and patents useful and necessary for the operation of their respective businesses; PROVIDED, HOWEVER, that nothing in this Section 8.04 shall prevent the withdrawal by the Borrower or any Subsidiary of the Borrower of its qualification as a foreign corporation in any jurisdiction or the taking of any other action or failure to take any action by the Borrower or any Subsidiary where such withdrawal, action or omission could not reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, properties, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          8.05 COMPLIANCE WITH STATUTES, ETC. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          8.06 COMPLIANCE WITH ENVIRONMENTAL LAWS. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the operation of its business and the ownership or use of all Real Property now or hereafter owned or operated by the Borrower and each of its

Subsidiaries, will promptly pay or cause any of its Subsidiaries to pay all costs and expenses incurred in such compliance, and will keep or cause to be kept all owned Real Properties free and clear of any Liens (other than Liens permitted by Section 9.01(xiii)) imposed pursuant to such Environmental Laws. Neither the Borrower nor any Subsidiary of the Borrower will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property, or transport or permit the transportation of Hazardous Materials to or from any Real Property in any manner which constitutes a violation in any material respect of any Environmental Laws.

          (b) At the request of the Agent or the Required Banks at any time and from time to time during the existence of this Agreement: (i) if a Default or Event of Default exists under this Agreement, (ii) upon the reasonable belief by the Agent that the Borrower or any of its Subsidiaries has breached any representation or covenant herein with respect to any environmental matters and such breach is continuing, or (iii) in the event notice is provided under
Section 8.01(i) herein, the Borrower will provide, at its sole cost and expense (or will cause any of its Subsidiaries to provide at its sole cost and expense), an environmental site assessment report reasonable in scope concerning, in the case of (i) above, any Real Property of the Borrower or its Subsidiaries, and in the case of clause (ii) or (iii) above, the Real Property(s) that is (are) the subject of the breach or the notice provided, respectively, prepared by an environmental consulting firm approved by the Agent and the Required Banks, addressing the presence or Release of Hazardous Materials on or from any of the Real Property and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower fails to provide the same after thirty days' notice, the Agent may order the same, and the Borrower shall grant and hereby grants to the Agent and its agents access to such Real Property and specifically grants the Agent an irrevocable non-exclusive license to undertake such an assessment all at the Borrower's or its Subsidiary's expense, as the case may be (but the Borrower or Subsidiary, as the case may be, shall be responsible only for such expenses as are reasonably incurred by the Agent).

          8.07 ERISA. As soon as possible and, in any event, within 10 Business Days after the Borrower or PAI or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Banks a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower, any Subsidiary of the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment pay-ments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a contribution required to be made to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under
Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA; or that the Borrower, or any Subsidiary of the Borrower may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). The Borrower will deliver to each of the Banks a complete copy of the annual report (Form 5500) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and other information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any material notices received by the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan shall be delivered to the Banks no later than 10 Business Days after the date such report has been filed with the Internal Revenue Service or such notice has been received by the Borrower or the Subsidiary or the ERISA Affiliate, as applicable.

          8.08 END OF FISCAL YEARS; FISCAL QUARTERS. The Borrower will cause its, and each of its Subsidiaries', fiscal years to end on December 31 and each of its, and each of its Subsidiaries', first three fiscal quarters to end on March 31, June 30 and September 30, or within four calendar days of any such dates.

          8.09 PERFORMANCE OF OBLIGATIONS. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          8.10 PAYMENT OF TAXES. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties would otherwise attach thereto, and all lawful claims which, if unpaid, might become a material lien or charge upon any properties of the Borrower or any of its Subsidiaries; PROVIDED, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained, except as may be the case with respect to the Disputed Alabama Taxes, adequate reserves with respect thereto in accordance with generally accepted accounting principles.

          8.11 INTEREST RATE PROTECTION. The Borrower shall no later than 60 days following the Initial Borrowing Date enter into arrangements acceptable to the Agent establishing a fixed or maximum interest rate acceptable to the Agent for at least 50% of the outstanding Term Loans for a period of at least three years.

          8.12 USE OF PROCEEDS. All proceeds of the Loans shall be used as provided in Section 7.08.

          8.13 UCC SEARCHES. On or prior to the 60th day following the Initial Borrowing Date, the Credit Parties shall deliver to the Agent (at each such Credit Party's own cost) copies of Request for Information or Copies (UCC-11), or equivalent reports for the purpose of verifying that all financing statements necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests purported to be created by the Security Agreement shall have been properly recorded and filed.

          8.14 INTELLECTUAL PROPERTY RIGHTS. The Borrower will, and will cause each of its Subsidiaries to, make all filings required in connection with the transfer of the Intellectual Property rights in the Acquisition. The Borrower will, and will cause each of its Subsidiaries to, maintain in full force and effect all Intellectual Property rights necessary or appropriate to the business of the Borrower or any Subsidiary of the Borrower and take no action (including, without limitation, the licensing of Intellectual Property), or fail to take an action, as the case may be, in connection with such Intellectual Property rights which could reasonably be expected to result in a material adverse effect on the performance, business, assets, nature of assets, liabilities, properties, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole. The Borrower will, and will cause each of its Subsidiaries to, diligently prosecute all pending applications filed in connection with perfecting or seeking to perfect the Intellectual Property rights and take all other reasonable actions necessary for the protection and maintenance of the material Intellectual Property rights necessary or appropriate to the business of the Borrower or any Subsidiary of the Borrower at all times from and after the Initial Borrowing Date.

          8.15 REGISTRY. The Borrower hereby designates the Agent to serve as the Borrower's agent, solely for purposes of this Section 8.15, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered assignment and assumption agreement pursuant to
Section 13.04(b). Coincident with the delivery of such an assignment and assumption agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 8.15.

          8.16 OWNERSHIP OF SUBSIDIARIES. The Borrower shall at all times own directly or through one or more of its Wholly-Owned Subsidiaries, 100% of the capital stock of each of its Subsidiaries.

          8.17 FURTHER ACTIONS. (a) Each Credit Party shall grant to the Collateral Agent, for the benefit of the Secured Creditors, at the request of the Agent or the Required Banks, at any time, a security interest in any Real Property (other than a mortgage on the IRB Property so long as the Gilford IRBs (or any Indebtedness refinancing the Gilford IRBs permitted hereunder) are outstanding), vehicles or other assets or property of any type owned by any such Credit Party and not already subject to a Mortgage or other security interest and shall take all actions reasonably requested by the Agent or the Required Banks (including, without limitation, the obtaining of mortgage policies, title surveys and real estate appraisals satisfying the requirements of all applicable laws) in connection with the granting of such security interest; PROVIDED that if the Agent requests a mortgage on the IRB Property otherwise permitted by this
Section 8.17 which is not permitted by the terms of the Gilford IRBs (or any Indebtedness refinancing such IRBs), the Borrower shall use its reasonable efforts to obtain any required consents with respect thereto.

          (b)  The security interests required to be granted pursuant to clause
(a) above shall be granted pursuant to mortgages, deeds of trust and security agreements, in each case reasonably satisfactory in form and substance to the Agent and the Required Banks, which mortgages and security agreements shall create valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except such Liens as are permitted by Section 9.01. The mortgages and other instruments related thereto and security agreements shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to such documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of the additional documents, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, mortgage policies, title surveys, real estate appraisals to the extent required by law, certificates of title and other related documents as may be reasonably requested by the Agent or the Required Banks to assure themselves that this Section 8.17 has been complied with.

          (c) The Borrower shall, and shall cause each of its Subsidiaries to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to perfecting the security interest of the Secured Creditors in the Collateral as the Collateral Agent may reasonably require. Furthermore, at the time of any request by the Agent or the Required Banks pursuant to this clause (c) or preceding clauses (a) or (b) the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel and other documents as may be reasonably requested by the Agent or the Required Banks to assure themselves that Section 8.17 has been complied with.

          (d) At any time and from time to time to the extent that the Banks, the Agent or the Collateral Agent request, in order to fulfill the requirements of any applicable statute, regulation or order of any governmental body, to preserve, protect, enforce or realize upon the security interests granted to the Secured Creditors pursuant to the Security Documents, each Credit Party will, and will cause each of its Subsidiaries to, cooperate with and promptly take all actions reasonably necessary to assist the Banks, the Agent and the Collateral Agent, including, without limitation, to make, execute, acknowledge, file and/or deliver to the Banks, the Agent or the Collateral Agent, as the case may be, such information, documents, certificates, reports and other assurances or instruments, which the Banks, the Agent or the Collateral Agent, as the case may be, deems reasonably appropriate or advisable to comply with such statutes, regulations or orders so as to preserve, protect, enforce or realize upon such security interests granted to the Secured Creditors.

          (e) Each Credit Party agrees that each action required by Section 8.17(a), (b), (c) or (d) shall be completed within 60 days of the date such action is requested to be taken.

          Section 9. NEGATIVE COVENANTS. The Borrower hereby covenants that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations have been paid in full:

          9.01 LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; PROVIDED that the provisions of this
Section 9.01 shall not prevent the Borrower or any of its Subsidiaries from creating, incurring, assuming or permitting the existence of the following (liens described below are herein referred to as "Permitted Liens"):

          (i) inchoate Liens with respect to the Borrower or any of its Subsidiaries for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles or Liens for the Disputed Alabama Taxes;

         (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, mechanics' and landlords' liens and other similar Liens arising in the ordinary course of business, and
     (x) which do not in the aggregate materially detract from the value of the Borrower's or any of its Subsidiaries' property or assets or materially impair the use thereof in the operation of the business of the Borrower or its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, PROVIDED that in the event a reserve is required by generally accepted accounting principles for Liens subject to this clause (y), the Borrower shall have established such reserve;

        (iii) Liens of the Borrower or its Subsidiaries in existence on the Effective Date which are listed, and the property subject thereto described, on Schedule VI, but only to the respective date, if any, set forth in such Schedule VI for the removal and termination of any such Liens;

         (iv)  Permitted Encumbrances;

          (v)  Liens created pursuant to the Security Documents;

         (vi) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances on the property of the Borrower or any of its Subsidiaries arising in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

        (vii) Liens on property of the Borrower and its Subsidiaries subject to, and securing only, Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.05(iv), PROVIDED that such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any of its Subsidiaries;

       (viii) Liens (other than any Lien imposed by ERISA) on property of the Borrower or any of its Subsidiaries incurred or deposits made in the ordinary course of business in connection with (x) workers' compensation, unemployment insurance and other types of social security or public liability laws or (y) securing the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), PROVIDED that the aggregate amount of cash and the fair market value of the property encumbered by Liens described in this clause (viii) shall not exceed $100,000 for all matters;

         (ix) Liens placed upon equipment or machinery used in the ordinary course of the business of the Borrower or any of its Subsidiaries at or within 60 days following the time of purchase thereof by the Borrower or any of its Subsidiaries to secure Indebtedness representing the purchase price thereof, PROVIDED that (x) the Indebtedness secured by Liens permitted by this clause (ix) is permitted under Section 9.05(iv), (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or any of its Subsidiaries and (z) Indebtedness secured by any Lien does not exceed 100% of the purchase price of the equipment or machinery being purchased;

          (x) Liens arising from precautionary UCC-1 financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

         (xi) inchoate Liens (where there has been no execution or levy and no pledge or delivery of collateral) arising from and out of judgments or decrees in existence at such time not constituting an Event of Default; and

       (xiii) other Liens that, individually or in the aggregate, do not exceed $300,000.

          9.02 CONSOLIDATION, MERGER, PURCHASE OR SALE OF ASSETS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions by the Borrower or any of its Subsidiaries of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

          (i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 9.08;

         (ii) each of the Borrower and its Subsidiaries may in the ordinary course of business, sell equipment which, in the reasonable judgment of the Borrower have become obsolete, worn out or uneconomic, the proceeds of which (I) are applied in accordance with Section 4.02(A)(g), or (II) are used, or irrevocably committed, to purchase replacement equipment within 180 days from the date of such sale so long as the aggregate amount of proceeds from such sales in any one fiscal year do not exceed $300,000;

        (iii) each of the Borrower and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business to the extent permitted by Section 9.04 (so long as such lease does not create Capitalized Lease Obligations except to the extent permitted by 9.02(i));

         (iv)  investments may be made to the extent permitted by Section 9.06;

          (v) each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

         (vi)  the Transaction shall be permitted;

        (vii)  Dividends may be paid to the extent permitted by Section 9.03;

       (viii) the Borrower and its Subsidiaries may purchase assets not otherwise permitted by this Section 9.02 so long as (x) no Default or Event of Default exists (before and after giving effect to such purchase), (y) the aggregate purchase price for all such purchases does not exceed $500,000 in cash and (z) no liabilities in connection with such purchased assets are assumed by the Borrower or any of its Subsidiaries; and

         (ix) the Borrower and its Subsidiaries may make sales of assets not otherwise permitted by this Section 9.02 for cash so long as (w) no Default or Event of Default exists (both before and after giving effect to such sale), (x) such sales are for fair market value, (y) the aggregate amount of gross proceeds from all such sales does not exceed $2,000,000 and (z) 100% of the Net Sale Proceeds from such sale are applied in accordance with Sections 4.02(A)(g) and 4.02(B).

To the extent the Required Banks waive the provisions of this Section 9.02 with respect to the sale of any Collateral (to the extent the Required Banks are permitted to waive such provisions in accordance with Section 13.12), or any Collateral is sold as permitted by this Section 9.02, (A) such Collateral shall be sold free and clear of the Liens created by the Security Documents and (B) if such Collateral includes all the capital stock in a Subsidiary Guarantor, such capital stock shall be released from the Pledge Agreement and such Subsidiary Guarantor shall be released from the Subsidiary Guaranty, and the Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

          9.03 DIVIDENDS. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary (other than an Immaterial Subsidiary) of the Borrower.

          9.04 OPERATING LEASES. The Borrower will not permit the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) made by the Borrower and its Subsidiaries on a consolidated basis under any agreement to rent or lease any real or personal property (or any extension or renewal thereof) (excluding Capitalized Lease Obligations) to exceed at any time during the period commencing on the Initial Borrowing Date and ending December 31, 1996 - $1,650,000, and at any time during the following fiscal years the amounts set forth opposite said fiscal years: 1997 - $2,425,000; 1998 - $2,550,000; 1999 - $2,675,000; 2000 -
$2,800,000; 2001 - $2,950,000 and 2002 - $3,000,000.

          9.05 INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

         (ii) intercompany indebtedness of PAI and its Wholly-Owned Subsidiaries (other than any Immaterial Subsidiary) owing to the Borrower to the extent arising in connection with intercompany loans (x) not to exceed $3,000,000 in aggregate principal amount outstanding made for the general corporate and working capital needs of PAI and its Wholly-Owned Subsidiaries (other than any Immaterial Subsidiary) or (y) pursuant to the Newco Capital Contribution, in each case, so long as such intercompany loans are evidenced by an intercompany promissory note in the form of Exhibit N hereto, which note is pledged by the Borrower as Collateral pursuant to the Pledge Agreement;

        (iii) Indebtedness of the Borrower under any Interest Rate Protection or Other Hedging Agreement and under any similar type of agreement, in each case, entered into pursuant to Section 8.11;

         (iv) Indebtedness of the Borrower evidenced by Capitalized Lease Obligations to the extent permitted pursuant to Section 9.08 and Indebtedness of the Borrower incurred pursuant to purchase money Liens permitted under Section 9.01(ix);

          (v) Existing Indebtedness listed on Schedule VIII but without giving effect to any refinancings, renewals or increases in the principal amount thereof other than any refinancings or renewals which do not result in any increase in any amount payable at any time thereunder while the Obligations are outstanding and which do not result in terms and conditions of such Indebtedness which would be more adverse to the Banks in any material respect than the terms and conditions of such Indebtedness immediately prior to such refinancing or renewal; and

         (vi) Indebtedness consisting of reimbursement obligations of the Borrower to a surety who provides a surety bond with respect to the Disputed Alabama Taxes which reimbursement obligations shall not exceed an amount equal to twice the amount of the Disputed Alabama Taxes at the time such surety bond is issued, PROVIDED that such obligations are unsecured and unguaranteed.

          9.06 ADVANCES, INVESTMENTS AND LOANS. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents, except that the following shall be permitted:

          (i) the Borrower and its Subsidiaries may acquire and hold receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

         (ii) the Borrower may acquire and hold cash and Cash Equivalents, PROVIDED that all such cash or Cash Equivalents shall be held by the Borrower in the Concentration Account or a Bank Deposit Account in accordance with the terms of the Concentration Account Consent Letter or the relevant Bank Deposit Account Consent Letter, and PROVIDED FURTHER, that at any time that any Revolving Loans are outstanding, the aggregate amount of cash (which for purposes of this calculation shall be deemed to exclude any uncollected funds on deposit in accounts as permitted by
     Section 9.21) and Cash Equivalents permitted to be held by the Borrower and its Subsidiaries shall not exceed $500,000 for any period of three consecutive Business Days;

        (iii) the Borrower may enter into Interest Rate Protection or Other Hedging Agreements or any similar type of agreement, in each case, entered into pursuant to Section 8.11;

         (iv) the Borrower may make Capital Expenditures to the extent permitted by Section 9.08;

          (v)  the Transaction shall be permitted;

         (vi) the Borrower and its Subsidiaries may make loans and advances in the ordinary course of business to their respective employees for moving, travel and emergency expenses and other similar expenses, so long as the aggregate principal amount thereof at any one time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $250,000;

        (vii) intercompany loans (x) not to exceed $3,000,000 in aggregate principal amount outstanding made by the Borrower to PAI and its Wholly-Owned Subsidiaries (other than Immaterial Subsidiaries) for the general corporate and working capital needs of PAI and its Wholly-Owned Subsidiaries (other than

     Immaterial Subsidiaries) or (y) made pursuant to the Newco Capital Contribution, in each case, to the extent permitted by Section 9.05(ii); and

       (viii) the Borrower or any of its Wholly-Owned Subsidiaries may make capital contributions to any other Material Subsidiary so long as the aggregate amount thereof does not exceed $300,000.

          9.07 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower or any Affiliate of the Borrower's Subsidiaries, other than transactions by the Borrower or any of its Subsidiaries in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary, as the case may be, as would be obtainable by the Borrower or such Subsidiary, as the case may be, at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that (i) the Borrower and its Subsidiaries may effect the Transaction,
(ii) loans, capital contributions, investments and advances made in accordance with Section 9.06 shall be permitted and (iii) the Borrower may pay customary fees to non-officer directors of the Borrower. In no event may any management or similar fees be paid or payable by the Borrower or any of its Subsidiaries to any Person other than the Borrower.

          9.08 CAPITAL EXPENDITURES. (a) The Borrower will not and will not permit any of its Subsidiaries to, make any expenditure which should be capitalized in accordance with generally accepted accounting principles, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles and including Capitalized Lease Obligations) (collectively, "Capital Expenditures"), except that (x) during the period (taken as one accounting period) commencing on the Initial Borrowing Date and ending on December 31, 1996, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof does not exceed $2,900,000 during such period and
(y) during any calendar year thereafter the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof does not exceed the amount set forth opposite such fiscal year below:

               Fiscal Year                       Amount
               -----------                       ------

                  1997                       $3,350,000
                  1998                       $3,475,000
                  1999                       $3,525,000
                  2000                       $3,675,000
                  2001                       $3,795,000
                  2002                       $3,795,000

For purposes of this Section 9.08, asset purchases made in accordance with
Section 9.02(viii) shall not constitute Capital Expenditures for purposes of this Section 9.08 and refinancings of existing Capitalized Lease Obligations effected in accordance with Section 9.05(v) shall not constitute Capital Expenditures for purposes of this Section 9.08.

          (b) Notwithstanding anything to the contrary contained above, to the extent that Capital Expenditures made by the Borrower and its Subsidiaries pursuant to Section 9.08(a) during any fiscal year are less than the amount permitted for such fiscal year, such excess may be carried forward and used by the Borrower and its Subsidiaries to make additional Capital Expenditures during subsequent fiscal years; PROVIDED that the maximum amount carried forward pursuant to this clause (b) into any fiscal year shall be $750,000, with any amounts otherwise permitted to be carried forward, if any, to lapse and terminate at such time, as they are not permitted to be carried forward into a subsequent fiscal year by virtue of this proviso.

          9.09 FIXED CHARGE COVERAGE RATIO. The Borrower will not permit the Fixed Charge Coverage Ratio for any Test Period ended on the last day of a fiscal quarter set forth below to be less than the ratio set forth below opposite such date.

          Fiscal Quarter
          Ended                                          Ratio
          --------------                                 -----

          June 30, 1996                                1.15:1.00
          September 30, 1996                           1.15:1.00
          December 31, 1996                            1.15:1.00
          March 31, 1997                               1.15:1.00
          June 30, 1997                                1.15:1.00
          September 30, 1997                           1.20:1.00
          December 31, 1997                            1.30:1.00
          March 31, 1998                               1.30:1.00
          June 30, 1998                                1.30:1.00
          September 30, 1998                           1.30:1.00

          December 31, 1998                            1.30:1.00
          March 31, 1999                               1.30:1.00
          June 30, 1999 and
          each fiscal quarter thereafter               1.20:1:00


          9.10 INTEREST COVERAGE RATIO. The Borrower will not permit the ratio of its Consolidated EBITDA to its Consolidated Cash Interest Expense for any Test Period ended on the last day of a fiscal quarter set forth below to be less than the ratio set forth below opposite such date:

          Fiscal Quarter
          Ended                                          Ratio
          --------------                                 -----

          June 30, 1996                                2.85:1.00
          September 30, 1996                           2.85:1.00
          December 31, 1996                            3.25:1.00
          March 31, 1997                               3.10:1.00
          June 30, 1997                                3.30:1.00
          September 30, 1997                           3.65:1.00
          December 31, 1997                            4.10:1.00
          March 31, 1998                               4.25:1.00
          June 30, 1998                                4.45:1.00
          September 30, 1998                           4.65:1.00
          December 31, 1998                            5.00:1.00
          March 31, 1999                               5.25:1.00
          June 30, 1999                                5.70:1.00
          September 30, 1999 and each
          fiscal quarter thereafter                    6.00:1.00


          9.11 CONSOLIDATED INDEBTEDNESS TO CONSOLIDATED EBITDA. The Borrower will not permit on any date set forth below the ratio of (x) Consolidated Indebtedness at such time to (y) Consolidated EBITDA for the Test Period then ended to be greater than the ratio set forth below opposite such date:

          Fiscal Quarter
          Ended                                          Ratio
          --------------                                 -----

          June 30, 1996                                3.50:1.00
          September 30, 1996                           3.50:1.00
          December 31, 1996                            3.00:1.00

          March 31, 1997                               3.20:1.00
          June 30, 1997                                3.00:1.00
          September 30, 1997                           2.75:1.00
          December 31, 1997                            2.50:1.00
          March 31, 1998                               2.40:1.00
          June 30, 1998                                2.25:1.00
          September 30, 1998                           2.00:1.00
          December 31, 1998                            1.75:1.00
          March 31, 1999                               1.65:1.00
          June 30, 1999                                1.50:1.00
          September 30, 1999                           1.35:1.00
          December 31, 1999                            1.25:1.00
          March 31, 2000                               1.20:1.00
          June 30, 2000 and each
          fiscal quarter thereafter                    1.00:1.00


          9.12 MINIMUM CONSOLIDATED EBITDA. The Borrower will not permit its Consolidated EBITDA for any Test Period ended on the last day of a fiscal quarter set forth below to be less than the amount set forth below opposite such date:

          Fiscal Quarter                                  Minimum
          Ended                                           Amount
          --------------                                  -------

          June 30, 1996                                $ 1,700,000
          September 30, 1996                           $ 4,250,000
          December 31, 1996                            $ 7,800,000
          March 31, 1997                               $ 9,600,000
          June 30, 1997                                $10,900,000
          September 30, 1997                           $11,500,000
          December 31, 1997                            $12,250,000
          March 31, 1998                               $12,500,000
          June 30, 1998                                $12,750,000
          September 30, 1998                           $13,000,000
          December 31, 1998                            $13,500,000
          March 31, 1999                               $13,700,000
          June 30, 1999                                $14,000,000
          September 30, 1999                           $14,500,000
          December 31, 1999                            $14,800,000
          March 31, 2000 and each
          fiscal quarter thereafter                    $15,000,000

          9.13 MINIMUM CONSOLIDATED NET WORTH. The Borrower will not permit its Consolidated Net Worth during any Test Period ended on the last day of a fiscal quarter set forth below to be less than the amount set forth opposite such date:

                                                        Minimum
              Period                                   Consolidated
              Ended                                     Net Worth
              -----                                    ------------

          June 30, 1996                                $14,800,000
          September 30, 1996                           $15,250,000
          December 31, 1996                            $16,250,000
          March 31, 1997                               $16,750,000
          June 30, 1997                                $17,750,000
          September 30, 1997                           $18,750,000
          December 31, 1997                            $20,000,000
          March 31, 1998                               $20,750,000
          June 30, 1998                                $21,500,000
          September 30, 1998                           $22,500,000
          December 31, 1998                            $24,000,000
          March 31, 1999                               $24,500,000
          June 30, 1999                                $25,500,000
          September 30, 1999                           $26,500,000
          December 31, 1999                            $28,000,000
          March 31, 2000                               $28,500,000
          June 30, 2000                                $30,000,000
          September 30, 2000                           $30,500,000
          December 31, 2000                            $32,000,000
          March 31, 2001                               $32,500,000
          June 30, 2001                                $33,500,000
          September 30, 2001                           $34,500,000
          December 31, 2001                            $36,000,000
          March 31, 2002                               $36,500,000
          June 30, 2002                                $37,500,000


          9.14 MAXIMUM LEVERAGE. The Borrower will not permit the ratio of Consolidated Indebtedness to Consolidated Net Worth at any time during any quarter ended on a date set forth below to be greater than the ratio set forth opposite such date set forth below :

          Fiscal Quarter
          Ended                                          Ratio
          --------------                                 -----

          June 30, 1996                                2.70:1.00
          September 30, 1996                           2.50:1.00
          December 31, 1996                            2.30:1.00
          March 31, 1997                               2.25:1.00
          June 30, 1997                                2.00:1.00
          September 30, 1997                           1.85:1.00
          December 31, 1997                            1.60:1.00
          March 31, 1998                               1.55:1.00
          June 30, 1998                                1.40:1.00
          September 30, 1998                           1.25:1.00
          December 31, 1998                            1.10:1.00
          March 31, 1999                               1.05:1.00
          June 30, 1999                                0.95:1.00
          September 30, 1999                           0.80:1.00
          December 31, 1999                            0.70:1.00
          March 31, 2000 and each
          fiscal quarter thereafter                    0.50:1.00


          9.15 MINIMUM WORKING CAPITAL RATIO. The Borrower will not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities at any time to be less than 2.00:1.00.

          9.16 LIMITATION ON MODIFICATIONS OF INDEBTEDNESS, CERTIFICATE OF INCORPORATION, BY-LAWS AND CERTAIN OTHER AGREEMENTS; ETC. The Borrower will not, and will not permit any of its Subsidiaries to:

          (i) make (or give any notice in respect of) any exchange of any of the Borrower's Cumulative Exchangeable Redeemable Preferred Stock or any voluntary or optional payment or prepayment on or redemption (including pursuant to any change of control provision) or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any Existing Indebtedness, other than, so long as no Default or Event of Default exists, (x) any optional redemptions at par and open market purchases at par or less of Gilford IRBs in an aggregate amount not to exceed $250,000, plus accrued interest to the date of redemption in the case of an optional redemption at par, during any calendar year or (y) in connection with the refinancing or renewal of Existing Indebtedness permitted by Section 9.05(v) if the proceeds thereof are applied to effect such prepayment, redemption or acquisition for value;

         (ii) amend or modify, or permit the amendment or modification of, any provision of the Existing Indebtedness (except to accomplish a refinancing or renewal permitted by Section 9.05(v)), the Acquisition Documents or the Merger Documents except for such amendments to any Existing Indebtedness, the Acquisition Documents or the Merger Documents which do not relate to the terms of any preferred stock and, in the aggregate or individually, could not reasonably be likely to be adverse to any Bank in its capacity as such;

        (iii) amend, modify or change its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) (other than the certificate of merger with respect to the Merger) or By-Laws, except for such amendments to the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries which do not relate to the terms of any preferred stock and, in the aggregate or individually, could not reasonably be likely to be adverse to any Bank in its capacity as such, and except for any amendment, modification or change to its Certificate of Incorporation to increase the authorized capital of the Borrower or to effect a reverse split of the Borrower's common stock, provided that the Borrower shall not make cash payments in respect of the cash out of fractional shares created thereby in an aggregate amount in excess of $50,000;

         (iv) amend, modify or change, terminate, or enter into any new Shareholders' Agreement or any other agreement with respect to its capital stock, except amendments, modifications, changes or such new agreements which are not materially adverse to any Bank, do not violate or breach, or are not inconsistent with, any of the terms of this Agreement and which do not, and will not, involve the payment by the Borrower or any of its Subsidiaries of any amounts and do not result in the Borrower or any of its Subsidiaries incurring then or any time in the future any liability or monetary obligation;

          (v) amend, modify or change, terminate or enter into any new Tax Sharing Agreement; or

         (vi) amend, modify or change, or enter into any new Management Agreement, Employee Benefit Plan or Employment Agreement, except in the case of this clause (vi) if the aggregate cost to the Borrower and its Subsidiaries as a result of such amendments, modifications, changes to such plans and agreements and new plans and agreements is not reasonably likely to have a material adverse effect on the performance, business, property, assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

          9.17 LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to
(i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits to the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (ii) make loans or advances to the Borrower or any of the Borrower's Subsidiaries or (iii) transfer any of its properties or assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of (t) applicable law, (u) this Agreement and the other Credit Documents,
(v) customary provisions restricting subletting or assignments of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower,
(w) customary provisions restricting the assignment of contracts, permits and/or licenses, (x) restrictions existing in the documents governing the terms of the Gilford IRBs, (y) by reason of any Permitted Lien or (z) as contemplated by clause (2) of the second proviso of Section 4.02(A)(h).

          9.18 LIMITATION ON ISSUANCE OF CAPITAL STOCK. The Borrower will not, and will not permit any of its Subsidiaries to, issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase (other than grants of options under the Borrower's long-term stock incentive plan as in effect on the Effective Date (the "Stock Option Plan")), or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares and (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of any person in the Borrower or any Subsidiary of the Borrower in any class of the capital stock of the Borrower or such Subsidiary (except for immaterial decreases in connection with a reverse stock split), (iii) shares of common stock issued by the Borrower for cash (including, without limitation, shares issued upon the exercise of employee stock options granted under the Stock Option Plan or warrants outstanding on the Effective Date) if, after giving effect to such issuance, no Event of Default will exist under Section 10.10 and immediately after such issuance, to the extent so required, the Borrower complies with Section 4.02(A)(e)(i) and (iv) shares issued to the Borrower's or PAI's 401(K) (or successor) plan to make a 3% match in respect of contributions by covered employees if, after giving effect to such issuance, no Event of Default will exist under Section 10.10. Any stock issued as permitted by this
Section 9.18, if owned by the Borrower or any of the Borrower's Subsidiaries, shall be immediately pledged as Collateral and delivered pursuant to the Pledge Agreement.

          9.19 BUSINESS. The Borrower will not, and will not permit any of its Subsidiaries, to engage (directly or indirectly) in any line of business other than the lines of business in which the Borrower and its Subsidiaries is engaged on the Initial Borrowing Date after giving effect to the Transaction, and reasonably related extensions thereof.

          9.20 LIMITATION ON CREATION OF SUBSIDIARIES. The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire any new Subsidiary.

          9.21 CONCENTRATION ACCOUNT AND BANK DEPOSIT ACCOUNTS. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other deposit accounts at any bank or other financial institution where cash or Cash Equivalents is or may be deposited or maintained with any Person, other than (i) the Bank Deposit Accounts listed on Schedule IV hereto, or such other account as may be acceptable to the Agent, (ii) the Concentration Account or (iii) as required by the terms of the Security Agreement.

          9.22 ACCOUNT RECEIVABLE DAYS. The Borrower will not permit the number of Account Receivable Days on the last day of any fiscal quarter of the Borrower to be greater than 55.

          Section 10. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each an "Event of Default"):


          10.01 PAYMENTS. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing or (ii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on any Loan or Note or Unpaid Drawing, or any Fees or any other amounts owing by it hereunder or under any other Credit Document; or

          10.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          10.03 COVENANTS. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 8.01(g)(i), 8.08, 8.11, 8.16, 8.17 or 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default of the kinds referred to in this clause (ii) shall continue unremedied for a period of 30 days after written notice to the Borrower by the Agent or the Required Banks; or

          10.04 DEFAULT UNDER OTHER AGREEMENTS. The Borrower or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Indebtedness referred to in Section 10.01) beyond the period of grace (not to exceed 20 days), if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Indebtedness referred to in Section 10.01) or contained in any instrument or agreement (other than the Indebtedness referred to in Section 10.01) evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any Indebtedness to become due prior to its stated maturity and such default shall not have been cured or waived, or (iii) any Indebtedness (other than the Indebtedness referred to in Section 10.01) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; PROVIDED that it shall not constitute an Event of Default pursuant to this Section 10.04 unless the aggregate amount of all Indebtedness referred to in the preceding clauses (i) through (iii) above exceeds $500,000 at any one time; or

          10.05 BANKRUPTCY, ETC. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed or discharged, within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed or undischarged for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, a contribution required to be made to a Plan has not been timely made, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, the Borrower, or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section
401(a)(29), 4971, 4975 or 4980 of the Code, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(l) of ERISA) which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA); (b) there shall result from any such event or events or liabilities the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) which lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Banks, will have a material adverse effect upon the performance, business, assets, nature of assets, liabilities, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; or

          10.07 SECURITY DOCUMENTS. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (other than Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document; or

          10.08 SUBSIDIARIES GUARANTY. At any time after the execution and delivery thereof, the Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting by or on behalf of any Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under the Subsidiaries Guaranty, or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty and such default shall continue beyond any grace period specifically applicable thereto; or

          10.09 JUDGMENTS. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable insurance company) of $500,000 or more and all such judgments or decrees shall not be satisfied, vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days; or

          10.10  CHANGE OF CONTROL.  There shall be a Change of Control;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent, upon the written request of the Required Banks, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent, any Bank or the holder of any Note to enforce its claims against any Credit Party (PROVIDED that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Bank shall forthwith terminate immediately and any Commitment Commission and other Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent for the benefit of the Banks in a cash collateral account established and maintained by the Collateral Agent pursuant to a cash collateral agreement in form and substance satisfactory to the Collateral Agent, as is equal to the aggregate Letters of Credit Outstandings; (v) exercise any rights or remedies under any of the Subsidiaries Guaranty; and (vi) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

          Section 11.  DEFINITIONS AND ACCOUNTING TERMS.

          11.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "A Term Loan" shall have the meaning provided in Section 1.01(a).

          "A Term Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "A Term Loan Commitment," as the same may be reduced or terminated pursuant to Section 3.03, 4.02 and/or 10.

          "A Term Loan Facility" shall mean the facility evidenced by Total A Term Loan Commitment.

          "A Term Loan Maturity Date" shall mean the fourth anniversary of the Initial Borrowing Date.

          "A Term Note" shall have the meaning provided in Section 1.05(a)(i).

          "A TL Percentage" shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate principal amount of all A Term Loans outstanding at such time and the Total A Term Loan Commitment then in effect and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time and the Total Term Loan Commitment then in effect.

          "Account Receivable Days" shall mean, as of the last day of any fiscal quarter, the number of account receivable days determined by multiplying (i) the quotient obtained by dividing (x) the total face amount of the net account receivables balance of the Borrower and its Subsidiaries as of such last day by
(y) the net revenue of the Borrower and its Subsidiaries for such quarter by
(ii) 90 days.

          "Acquisition" shall mean the acquisition by Newco of 100% of the capital stock of PAI pursuant to the Acquisition Documents and the Merger Documents.

          "Acquisition Agreement" shall mean the Shareholders Agreement, dated as of February 16, 1996, between the Borrower, Newco and the sellers listed on
Schedule I thereto, as in effect on the date hereof.

          "Acquisition Documents" shall mean the Acquisition Agreement and all other documents entered into in connection with the Acquisition Agreement or the Acquisition.

          "Additional Collateral" shall mean all property (whether real or personal) in which security interests are granted (or purported to be granted) (and continue to be in effect at the time of determination) pursuant to 8.17.

          "Additional Security Documents" shall mean all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to 8.17 with respect to Additional Collateral.

          "Adjusted Consolidated Net Income" for any period shall mean Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense and other non-cash charges (including non-cash charges arising from purchase accounting adjustments relating to the Transaction)) included in arriving at Consolidated Net Income for such period less the sum of the amount of all net non-cash gains or losses and gains or losses from sales of assets (other than sales of inventory in the ordinary course of business) and Recovery Events included in arriving at Consolidated Net Income for such period.

          "Adjusted Consolidated Working Capital" shall mean Consolidated Current Assets (excluding (i) cash, (ii) Cash Equivalents and (iii) the amount of the Total Unutilized Revolving Loan Commitment at such time) less Consolidated Current Liabilities.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person; PROVIDED, HOWEVER, that for purposes of Section 9.07, an Affiliate of the Borrower shall include any Person that directly or indirectly (including through limited partner or general partner interests) owns more than 5% of any class of the capital stock of the Borrower and for all purposes of this Agreement, neither the Agent, the Collateral Agent, any Bank or any of their respective Affiliates, shall be considered an Affiliate of the Borrower or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

          "Affiliate Contracts" shall have the meaning provided in Section 5.05.

          "Agent" shall mean Banque Paribas in its capacity as Agent for the Banks hereunder, and shall include any successor to the Agent appointed pursuant to Section 12.09.

          "Agreement" shall mean this Credit Agreement, as modified, supplemented or amended from time to time.

          "Applicable Margin" shall mean a percentage per annum equal to (i) (A) in the case of A Term Loans and Revolving Loans which are maintained as Base Rate Loans, 1.75% and (B) in the case of B Term Loans which are maintained as Base Rate Loans, 2.25% and (ii) (A) in the case of A Term Loans and Revolving Loans which are maintained as Eurodollar Loans, 3.25% and (B) in the case of B Term Loans which are maintained as Eurodollar Loans, 3.75%.

          "B Term Loan" shall have the meaning provided in Section 1.01(b).

          "B Term Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "B Term Loan Commitment," as the same may be terminated pursuant to Section 3.03, 4.02 and/or 10.

          "B Term Loan Facility" shall mean the facility evidenced by the Total B Term Loan Commitment.

          "B Term Loan Maturity Date" shall mean the sixth anniversary of the Initial Borrowing Date.

          "B Term Note" shall have the meaning provided in Section 1.05(a)(ii).

          "B TL Percentage" shall mean, at any time, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate principal amount of all B Term Loans outstanding at such time and the Total B Term Loan Commitment then in effect and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time and the Total Term Loan Commitment then in effect.

          "Bank" shall mean each financial institution listed on Schedule I, as well as any institution which becomes a "Bank" hereunder pursuant to Section 13.04.

          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Bank having notified in writing the Borrower and/or the Agent that it does not intend to comply with its obligations under Section 1.01 or 2, including in either case as a result of any takeover of such Bank by any regulatory authority or agency.

          "Bank Deposit Account" shall have the meaning provided in Section 5.08(b).

          "Bank Deposit Account Consent Letter" shall have the meaning provided in Section 5.08(b).

          "Bankruptcy Code" shall have the meaning provided in Section 10.05.

          "Bankruptcy Default" shall mean any Default or Event of Default existing with respect to the Borrower pursuant to Section 10.05.

          "Banque Paribas" shall mean Banque Paribas, a French banking organization acting through its New York Branch.

          "Base Rate" shall mean the higher of (i) 1/2 of 1% in excess of the Federal Funds Rate and (ii) the Prime Lending Rate.

          "Base Rate Loan" shall mean any Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

          "Blocked Commitment" shall mean (i) an amount equal to $1,200,000 and, in the event the Agent reasonably determines that the Tax Liability is less than $1,200,000, the Blocked Commitment shall be reduced by the amount by which the Tax Liability is less than $1,200,000 and (ii) at any time after the date on which the Agent and the Required Banks have been satisfied that the Tax Payment has been paid in full or that the Borrower and its Subsidiaries do not have any remaining liability with respect to the Tax Liability, zero.

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Banks having Commitments with respect to such Tranche on a PRO RATA basis on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period; PROVIDED, that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

          "Borrowing Base" shall mean, as at any date on which the amount thereof is being determined, an amount equal to the sum of 85% of Eligible Receivables and 50% of Eligible Inventory.

          "Borrowing Base Certificate" shall have the meaning provided in
Section 8.01(k).

          "Borrowing Base Deficiency" shall mean, at any time, the amount, if any, by which the sum of the aggregate principal amount of Revolving Loans then outstanding plus the Letter of Credit Outstandings at such time exceeds the Borrowing Base then in effect.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.

          "Capital Expenditures" shall have the meaning provided in Section
9.08.

          "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" of any Person shall mean all rental obligations under Capital Leases, in each case taken at the amount thereof accounted for as Indebtedness in accordance with generally accepted accounting principles.

          "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank organized under the laws of the United States, any State thereof or the District of Columbia having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, or the District of Columbia having, capital, surplus and undivided profits aggregating in excess of $200,000,000 and having a long-term unsecured debt rating of at least "A" or the equivalent thereof from Standard & Poor's Ratings Services ("S&P") or "A2" or the equivalent thereof from Moody's Investors Service, Inc. ("Moody's"), with maturities of not more than twelve months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's and in each case maturing not more than twelve months after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 "U.S.C. Section 9601 ET SEQ.

          "Change of Control" shall mean (i) the direct or indirect acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act) of the beneficial ownership (as such term is defined in Rule 13D-3 promulgated under the Securities Exchange Act) of 20% or more of the outstanding shares of the common stock of the Borrower, PROVIDED that Lehman Brothers Group, Inc. or any transferees of Lehman Brothers Group, Inc. shall be permitted to collectively own up to 25% of the combined voting power attributable to all classes of capital stock of the Borrower entitled to vote in the election of directors generally (the "Voting Securities") so long as Mr. Stephen W. Bershad controls at least 30% of the combined voting power of the Voting Securities outstanding at such time, (ii) Mr. Stephen W. Bershad shall at any time fail to control shares of capital stock of the Borrower entitling him to exercise at least 40% of the combined voting power of the Voting Securities outstanding at such time except as such 40% ownership interest may be diluted through the issuance of capital stock after the Effective Date pursuant to the exercise of options or warrants outstanding on the Effective Date, (iii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors, (iv) Mr. Bershad shall cease to be Chairman and Chief Executive Officer of the Borrower unless within six months of the date on which Mr. Bershad ceases to be Chairman and Chief Executive Officer of the Borrower (or to have such responsibilities), the Borrower shall have employed a replacement Chairman and Chief Executive Officer acceptable to the Required Banks or (v) an "ownership change" within
Section 382 of the Code shall have occurred.

          "Claims" shall have the meaning provided in the definition of "Environmental Claims."

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and to any subsequent provision of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purport to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties, all Additional Collateral and all cash and Cash Equivalents delivered as collateral pursuant to this Agreement or any other Credit Document.

          "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

          "Collective Bargaining Agreements" shall have the meaning provided in
Section 5.05.

          "Commitment" shall mean, with respect to each Bank, such Bank's A Term Loan Commitment, B Term Loan Commitment and Revolving Loan Commitment, if any.

          "Commitment Commission" shall have the meaning provided in Section 3.01(a).

          "Concentration Account" shall mean a separate account established and maintained with and in the name of the Concentration Account Bank for the benefit of the Secured Creditors by the Borrower and each of its Subsidiaries and in which the Collateral Agent has a security interest pursuant to the Concentration Account Consent Letter.

          "Concentration Account Bank" shall mean Republic National Bank of New York and such other bank that may become a Concentration Account Bank in accordance with the Security Agreement.

          "Concentration Account Consent Letter" shall have the meaning provided in Section 5.08(c).

          "Consolidated Cash Interest Expense" shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) payable during such period in respect of all Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, for such period (including, without duplication, the cash portion of Capitalized Lease Obligations representing the interest factor for such period but excluding (i) interest accrued on liabilities listed on Schedule IX, established at their net present value and (ii) amortization of deferred financing fees).

          "Consolidated Current Assets" shall mean, at any time, the consolidated current assets of the Borrower, and its Subsidiaries at such time determined on a consolidated basis plus the Total Unutilized Revolving Loan Commitment.

          "Consolidated Current Liabilities" shall mean the consolidated current liabilities of the Borrower and its Subsidiaries, but excluding the current portion of any long-term Indebtedness which would otherwise be included therein (including, without limitation, all Revolving Loans).

          "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income before interest income, consolidated interest expense and provision for taxes and without giving effect to any net extraordinary gains or losses or gains or losses from sales of assets other than inventory sold in the ordinary course of business.

          "Consolidated EBITDA" for any period shall mean Consolidated EBIT, adjusted by adding thereto the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period, PROVIDED, that to the extent Consolidated EBITDA is being determined for any period of less than four consecutive fiscal quarters, the amount of Consolidated EBITDA to be used for purposes of calculations being made pursuant to Section 9.11 for the period of determination shall be equal to the product of the amount of Consolidated EBITDA for such period and a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed during such period.

          "Consolidated Indebtedness" shall mean, at any time, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis (excluding (x) the stated amount of any surety bond issued in connection with the Disputed Alabama Taxes and (y) all Indebtedness of the type described in clause (vii) of the definition thereof, except to the extent amounts are owing with respect thereto upon the termination of the respective agreement constituting such Indebtedness).

          "Consolidated Net Income" shall mean, for any period, net income of the Borrower and its Subsidiaries for such period determined on a consolidated basis (after provision for taxes); PROVIDED, HOWEVER, the net income of any Subsidiary of the Borrower, which is not a Wholly-Owned Subsidiary of the Borrower and for which the investment of the Borrower therein is accounted for by the equity method of accounting, shall have its net income included in the Consolidated Net Income of such Person and its Subsidiaries only to the Extent of the amount of cash dividends or distributions paid by such Subsidiary to the Borrower.

          "Consolidated Net Worth" shall mean, as to any Person and its Subsidiaries determined on a consolidated basis, the sum of their capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with generally accepted accounting principles in the United States, constitutes stockholders equity, excluding any treasury stock.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Continuing Directors" shall mean the directors of a Person on the Effective Date and each other director, if such other director's nomination for election to the Board of Directors of such Person is recommended by a majority of the then Continuing Directors.

          "Credit Documents" shall mean this Agreement, each Note, each Notice of Borrowing, each Notice of Conversion, each Letter of Credit, each Letter of Credit Request, the Subsidiaries Guaranty and each Security Document.

          "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

          "Credit Party" shall mean the Borrower and each Subsidiary Guarantor.

          "Debt Agreements" shall have the meaning provided in Section 5.05.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is then in effect.

          "Deficiency Condition" shall have the meaning provided in Section 4.02(A)(b).

          "Deposit Bank" shall have the meaning provided in Section 5.08(b).

          "Disputed Alabama Taxes" shall mean franchise taxes and interest and penalties thereon, in an amount not to exceed $585,000 plus the statutorily mandated rate of interest, payable to the State of Alabama, Department of Revenue, in connection with a dispute which is the subject of SPEEDRING, INC., TAXPAYER, V. STATE OF ALABAMA DEPARTMENT OF REVENUE. (Docket Number F.95-237, F.95-288).

          "Dividend" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders in their capacity as stockholders, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all cash payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive plans (other than cash contributions to the Borrower's or PAI's 401(K) plan (or any successor plan) to fund a 3% matching contribution paid in stock) or any similar plans or setting aside of any funds for the foregoing purposes.

          "Documents" shall mean the Credit Documents, the Acquisition Documents and the Merger Documents.

          "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

          "Drawing" shall have the meaning provided in Section 2.05(b).

          "Effective Date" shall have the meaning provided in Section 13.10.

          "Eligible Inventory" shall mean the gross dollar value (valued at the lower of cost (determined on a first in-first out basis) or market value) of the inventory of the Borrower, which conforms to the representations and warranties contained in the Security Agreement including, without limitation, that the Collateral Agent shall have and maintain a first priority perfected security interest in all such inventory, which inventory constitutes raw materials, work-in-progress or finished goods and which is not, in the Borrower's good faith opinion and consistent with past practice, excess, obsolete or unmerchantable, less (i) any supplies (other than raw materials), spare parts, goods returned or rejected by customers and goods to be returned to suppliers, (ii) inventory subject to any Lien other than the Liens created under the Security Documents or
(iii) any market reserves maintained by the Borrower and its Subsidiaries.

          "Eligible Receivables" shall mean the total face amount of the receivables of the Borrower which conform to the representations and warranties contained in the Security Agreement (including, without limitation, that the Collateral Agent shall have and maintain a first priority perfected security interest in all such receivables), and at all times continue to be acceptable to the Collateral Agent in its reasonable judgment less any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and less reserves for any other matter affecting the creditworthiness of account debtors with respect to the receivables and excluding (i) bill and hold (deferred shipment) transactions and progress billings, (ii) contracts or sales to any Affiliate,
(iii) all receivables which have not been paid in full within 90 days after the invoice date thereof or which have been disputed by the account debtor, (iv) sales to account debtors residing or located outside the United States, (v) receivables of any account debtor with respect to which any action or event of the types described in Section 10.05 has occurred, (vi) receivables of any account debtor of which 50% or more of the aggregate outstanding receivables of such account debtor owed to the Borrower would be excluded pursuant to clause
(iii) hereof, (vii) to the extent that the receivables of any account debtor exceed 10% of the total outstanding receivables of all account debtors owed to the Borrower, all receivables of such account debtor in excess of such 10%,
(viii) receivables with respect to which the Collateral Agent does not have a valid, first priority and perfected security interest (it being understood that until such time as, and to the extent that, Assignment of Claims Act Notices are filed in accordance with the Security Agreement, receivables arising under the applicable Government Contract shall not be included in the calculation of the Borrowing Base) and (ix) any receivable subject to a Lien (other than Liens granted to the Collateral Agent as contemplated hereunder).

          "Eligible Transferee" shall mean and include a commercial bank, financial institution, other "accredited investor" (as defined in Regulation D of the Securities Act) other than individuals, or a "qualified institutional buyer" as defined in Rule 144A of the Securities Act.

          "Employee Benefit Plans" shall mean all Plans, or any other similar plans or arrangements for the benefit of the employees of the Borrower or any Subsidiary of the Borrower, and any profit sharing plans and deferred compensation plans of the Borrower or any Subsidiary of the Borrower.

          "Employment Agreements" shall have the meaning provided in Section
5.05.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any violation of, or liability under, any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemni-fication, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ.; and any applicable state and local or foreign counterparts or equivalents.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

          "Eurodollar Loan" shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

          "Event of Default" shall have the meaning provided in Section 10.

          "Excess Cash Flow" shall mean, for any period, the remainder of (without duplication) (i) the sum of (a) Adjusted Consolidated Net Income for such period and (b) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (ii) the sum of
(a) the amount of cash Capital Expenditures (to the extent not financed with Indebtedness (but not in excess of the amounts permitted pursuant to Section 9.08)), and the amount of asset purchases permitted by Section 9.02(viii), made by the Borrower and its Subsidiaries on a consolidated basis during such period,
(b) the amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than (1) payments made in respect of the Refinanced

Indebtedness and (2) repayments of Loans), PROVIDED that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were applied to Scheduled Repayments required to be made during such period or were made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment) during such period, (c) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (d) the increase, if any, during such period in current liabilities due to any accrued dividends on preferred stock of the Borrower. Notwithstanding the foregoing, Excess Cash Flow shall not be increased by the reclassification of any Other Long Term Liability into a current liability.

          "Excess Cash Flow Payment Period" shall mean (a) the period commencing on the Initial Borrowing Date and ending on December 31, 1996 and (b) each calendar year thereafter.

          "Excess Condition" shall have the meaning provided in Section 4.02(A)(a).

          "Existing Indebtedness" shall have the meaning provided in Section
7.22.

          "Facility" shall mean any of the credit facilities established under this Agreement, I.E., the Term Loan Facility or the Revolving Loan Facility.

          "Facing Fee" shall have the meaning provided in Section 3.01(b).

          "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds Brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

          "Fees" shall mean all amounts payable pursuant to or referred to in
Section 3.01.

          "Fixed Charge Coverage Ratio" for any period shall mean the ratio of
(x) Consolidated EBITDA less the amount of Capital Expenditures made in cash, and less the amount of asset purchases permitted by Section 9.02(viii), by the Borrower or any of its Subsidiaries for such period to (y) Fixed Charages for such period.

          "Fixed Charges" for any period shall mean the sum of (i) Consolidated Cash Interest Expense for such period, (ii) the aggregate principal amount of all scheduled Term Loan payments, (iii) the portion of payments with respect to Capitalized Lease Obligations representing the principal factor for such period,
(iv) all taxes payable by the Borrower and its Subsidiaries for such period (other than payments in respect of the Tax Liability), (v) payments made as an optional redemption or an open market purchase of the Gilford IRBs permitted in accordance with Section 9.16(i)(x) and (vi) cash payments in respect of the cash out of fractional shares created by a reverse split of the Borrower's common stock permitted in accordance with Section 9.16(iii).

          "Gilford IRBs" shall mean the $1,870,000 principal amount Industrial Development Authority of the State of New Hampshire Floating/Fixed Rate Industrial Facility Revenue Bonds (V Land Corporation-1985 Laconia Series) due 2005.

          "Gilford IRB Mortgage" shall mean the Leasehold Mortgage, Assignment and Security Agreement, dated as of October 1, 1987, among V Land Corporation, the Borrower and Laconia Peoples National Bank and Trust Company, as Trustee, as amended from time to time in accordance with the terms hereof and thereof.

          "Hazardous Materials" means (a) petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar meaning and regulatory effect, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under applicable Environmental Laws.

          "Immaterial Subsidiary" shall mean any Subsidiary that owns no assets as indicated on Schedule III.

          "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services other than trade payables and accrued expenses arising in the ordinary course of business in accordance with customary trade terms, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit,
(iii) all Indebtedness of another Person of the types described in clause (i),
(ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien (other than Permitted Liens) on any property owned by the Borrower or any of its Subsidiaries, whether or not such Indebtedness has been assumed by the Borrower or any its Subsidiaries, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection or Other Hedging Agreement or under any similar types of agreements entered into with a Person not a Bank or financial institution, as the case may be and (viii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money.

          "Indemnified Matters" shall have the meaning provided in Section
13.01.

          "Indemnitees" shall have the meaning provided in Section 13.01.

          "Initial Borrowing Date" shall mean the date on which the initial Credit Event occurs.

          "Intellectual Property" shall have the meaning provided in Section
7.21.

          "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

          "Interest Period" shall have the meaning provided in Section 1.09.

          "Interest Rate Protection or Other Hedging Agreements" shall have the meaning provided in the Security Documents.

          "IRB Property" shall mean the Borrower's real property located in Gilford, New Hampshire that is subject to the Gilford IRBs.

          "Issuing Bank" shall mean Banque Paribas.

          "L/C Supportable Indebtedness" shall mean (i) obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the Issuing Bank and otherwise permitted to exist pursuant to the terms of this Agreement.

          "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures to the extent constituting real property under applicable law.

          "Letter of Credit" shall have the meaning provided in Section 2.01(a).

          "Letter of Credit Fee" shall have the meaning provided in Section 3.01(c).

          "Letter of Credit Outstandings" shall mean, at any time, the sum of
(i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

          "Letter of Credit Request" shall have the meaning provided in Section 2.03(a).

          "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

          "Loan" shall mean each Term Loan and each Revolving Loan.

          "Management Agreements" shall have the meaning provided in Section
5.05.

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Contracts" shall have the meaning provided in Section 5.05.

          "Material Subsidiary" shall mean any Subsidiary that is not an Immaterial Subsidiary.

          "Maturity Date" with respect to a Tranche shall mean either the A Term Loan Maturity Date, the B Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

          "Merger" shall mean the merger of Newco with, and into, PAI pursuant to the Merger Documents, with PAI as the surviving corporation of the Merger, as a direct Wholly-Owned Subsidiary of the Borrower.

          "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 16, 1996, among the Borrower, Newco and PAI, as in effect on the date hereof.

          "Merger Documents" shall mean the Merger Agreement and all other documents entered into in connection with the Merger Agreement or the Merger.

          "Minimum Borrowing Amount" shall mean (i) for Base Rate Loans, $100,000 and (ii) for Eurodollar Loans, $250,000.

          "Mortgages" shall have the meaning provided in Section 5.09.

          "Mortgage Policies" shall have the meaning provided for in Section
5.09.

          "Mortgaged Properties" shall have the meaning provided in Section
5.09.

          "Net Cash Proceeds" shall have the meaning provided in Section 4.02(A)(e)(i).

          "Net Sale Proceeds" shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale, net of reasonable transaction costs (including, without limitation, attorneys' fees), the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness which is secured by the respective assets which were sold, and the estimated marginal increase in income taxes which will be payable by the Borrower's consolidated group as a result of such sale.

          "Newco" shall mean PA Acquisition Corporation, a Delaware corporation.

          "Newco Capital Contribution" shall have the meaning provided in
Section 5.17.

          "Note" shall mean each A Term Note, each B Term Note and each Revolving Note.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03(a).

          "Notice of Conversion" shall have the meaning provided in Section
1.06.

          "Notice Office" shall mean the office of the Agent located at 787 Seventh Avenue, New York, New York 10019, Attention: Donald Ercole or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "Obligations" shall mean all amounts owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          "Other Long Term Liabilities" shall mean consolidated noncurrent liabilities of the Borrower and its Subsidiaries but excluding any Borrowings under the Credit Agreement and the Gilford IRBs.

          "PAI" shall mean Precision Aerotech, Inc., a Delaware corporation.

          "Participant" shall have the meaning provided in Section 2.04(a).

          "Payment Office" shall mean the office of the Agent located at 787 Seventh Avenue, New York, New York 10019, Attention: Donald Ercole or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time; PROVIDED, that if the Percentage of any Bank is to be determined after the Total Revolving Loan Commitment has been terminated, then the Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

          "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable, on the date of delivery of such title insurance policy, to the Agent and the Required Banks.

          "Permitted Liens" shall have the meaning provided in Section 9.01.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate, and each such Plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such Plan.

          "Pledge Agreement" shall have the meaning provided in Section 5.07.

          "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Pledge Agreement.

          "Pledged Securities" shall have the meaning assigned that term in the Pledge Agreement.

          "Pledged Stock" shall have the meaning assigned that term in the Pledge Agreement.

          "Prime Lending Rate" shall mean the rate which The Chase Manhattan Bank, N.A. announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Banque Paribas or The Chase Manhattan Bank, N.A., who may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Projections" shall have the meaning provided in Section 5.18(b).

          "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December of each calendar year.

          "Quoted Rate" shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Agent for U.S. dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined with maturities comparable to the Interest Period applicable to such Eurodollar Loan determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. Section 6901 ET SEQ.

          "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Recovery Event" shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance or condemnation proceeds (including, without limitation, errors and omissions policies), payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of the Borrower or any of its Subsidiaries, (ii) by reason of any condemnation, taking or seizing or similar event with respect to any properties or assets of the Borrower or any of its Subsidiaries and (iii) under any other policy of insurance required to be maintained under Section 8.03 (including key-man life insurance and business interruption insurance).

          "Refinanced Indebtedness" shall have the meaning provided in Section 5.22.

          "Register" shall have the meaning provided in Section 8.15.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

          "Replaced Bank" shall have the meaning provided in Section 1.12.

          "Replacement Bank" shall have the meaning provided in Section 1.12.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 2615.

          "Required A Facility Banks" shall mean Banks the sum of whose outstanding A Term Loans represent an amount greater than 50% of all outstanding A Term Loans made by all Banks.

          "Required B Facility Banks" shall mean Banks the sum of whose outstanding B Term Loans represent an amount greater than 50% of the sum of all outstanding B Term Loans made by all Banks.

          "Required Banks" shall mean Banks the sum of whose outstanding Term Loans, Term Loan Commitments (to the extent not theretofore terminated) and Revolving Loan Commitments (or after the termination thereof, the sum of outstanding Revolving Loans and Letter of Credit Outstandings), represent an amount greater than 50% of the sum of all outstanding Term Loans, the then Total Term Loan Commitments (to the extent not theretofore terminated) and the Total Revolving Loan Commitment (or after the termination thereof, the sum of the then total outstanding Revolving Loans and Letter of Credit Outstandings).

          "Returns" shall have the meaning provided in Section 7.09.

          "Revolving Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name on Schedule I hereto directly below the column entitled "Revolving Loan Commitment," as same may be (x) reduced or terminated from time to time pursuant to Section 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to
Section 1.12 or 13.04.

          "Revolving Loan Facility" shall mean the facility evidenced by the Total Revolving Loan Commitment.

          "Revolving Loan Maturity Date" shall mean the fourth anniversary of the Initial Borrowing Date.

          "Revolving Loans" shall have the meaning provided in Section 1.01(c).

          "Revolving Note" shall have the meaning provided in Section 1.05(a)(iii).

          "Scheduled A Term Loan Repayment" shall have the meaning provided in
Section 4.02(A)(c).

          "Scheduled B Term Loan Repayment" shall have the meaning provided in
Section 4.02(A)(d).

          "Scheduled Repayments" shall have the meaning provided in Section 4.02(A)(d).

          "SEC" shall have the meaning provided in Section 8.01(h).

          "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

          "Secured Creditors" shall mean (x) the Banks, the Agent, the Collateral Agent and (y) any Bank or Affiliate of any Bank which on the date hereof is, or subsequently becomes, party to any Interest Rate Protection or Other Hedging Agreement.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Security Agreement" shall have the meaning provided in Section 5.08.

          "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

          "Security Documents" shall mean the Pledge Agreement, the Security Agreement, each Bank Deposit Account Consent Letter, each Concentration Account Consent Letter, each Additional Security Document and each Mortgage.

          "Shareholders' Agreements" shall have the meaning provided in Section 5.05.

          "Stated Amount" of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder at such time (in each case determined without regard to whether any conditions to drawing could then be met).

          "Stock Option Plan" shall have the meaning provided in Section 9.18.

          "Subsidiaries Guaranty" shall have the meaning provided in Section
5.10.

          "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

          "Subsidiary Guarantor" shall mean each Material Subsidiary of the Borrower.

          "Syndication Termination Date" shall mean the date which is the earlier of (i) the 120th day after the Initial Borrowing Date or (ii) a date on which the Agent, in its sole discretion, determines (and notifies the Borrower) that the primary syndication (and the resultant addition of institutions as Banks pursuant to Section 13.04) has been completed.

          "Tax Liability" shall mean a liability of the Borrower (or Speeding, Inc., in the case of the Disputed Alabama Taxes) with respect to taxes and accrued interest and penalties payable by the Borrower to the Federal government and certain states resulting from the disallowance of certain deductions taken by the Borrower during the Borrower's tax years 1981 - 1987 not to exceed $1,200,000 plus interest accruing thereon at the statutorily mandated rate of interest and with respect to the Disputed Alabama Taxes not to exceed $585,000 plus interest accruing thereon at the statutorily mandated rate of interest.

          "Tax Payment" shall mean a payment to the Federal government of the United States or to a state government with respect to the Tax Liability; the aggregate amount of all Tax Payments with respect to the Tax Liability relating to the disallowance of certain deductions shall not exceed $1,200,000 and the aggregate amount of all Tax Payments with respect to the Disputed Alabama Taxes shall not exceed $585,000, plus, in each case, the statutorily mandated rate of interest.

          "Tax Sharing Agreements" shall have the meaning provided in Section 5.05.

          "Taxes" shall have the meaning provided in Section 4.04(a).

          "Term Loans" shall mean the A Term Loans and the B Term Loans.

          "Term Loan Commitment" shall mean each A Term Loan Commitment and each B Term Loan Commitment, with the Term Loan Commitment of any Bank at any time to equal the sum of its A Term Loan Commitment and B Term Loan Commitment as then in effect.

          "Term Loan Facility" shall mean the facility evidenced by Total Term Loan Commitment.

          "Test Period" shall mean each of the following (each taken as one accounting period): (i) the period beginning on April 1, 1996 and ending on June 30, 1996, (ii) the period beginning on April 1, 1996 and ending on September 30, 1996, (iii) the period beginning on April 1, 1996 and ending on December 31, 1996 and (iv) for each other period ending on or after March 31, 1996, the four consecutive fiscal quarterly periods of the Borrower then ended.

          "Total A Term Loan Commitment" shall mean, at any time, the sum of the A Term Loan Commitments of each of the Banks.

          "Total B Term Loan Commitment" shall mean, at any time, the sum of the B Term Loan Commitments of each of the Banks.

          "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

          "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

          "Total Term Loan Commitment" shall mean, at any time, the sum of the Total A Term Loan Commitment and the Total B Term Loan Commitment.

          "Total Unutilized Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the then Total Revolving Loan Commitment, less (y) the sum of the aggregate principal amount of Revolving Loans then outstanding plus the then aggregate amount of Letter of Credit Outstandings.

          "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, I.E., whether A Term Loans, B Term Loans or Revolving Loans.

          "Transaction" shall mean collectively, (i) the incurrence of Loans hereunder on the Initial Borrowing Date, (ii) the making of the Newco Capital Contribution, (iii) the consummation of the Acquisition, (iii) the consummation of the Merger, (iv) the repayment of all Refinanced Indebtedness, together with all accrued interest, premiums, fees, commissions and expenses owing in connection therewith, and the termination of all commitments owing thereunder and (v) the payment of the Transaction Fees and Expenses in connection therewith.

          "Transaction Fees and Expenses" shall mean all fees and expenses incurred in connection with and arising out of the Transaction and the transactions contemplated thereby and hereby; PROVIDED, HOWEVER, that the aggregate amount of such fees and expenses shall not exceed $3,400,000 in the aggregate.

          "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, I.E., whether a Base Rate Loan or a Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          "Unfunded Current Liability" of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

          "United States" and "U.S." shall each mean the United States of America.

          "Unpaid Drawing" shall have the meaning provided for in Section
2.05(a).

          "Unutilized Revolving Loan Commitment" for any Bank, at any time, shall mean the Revolving Loan Commitment of such Bank at such time less the sum of (i) the aggregate principal amount of Revolving Loans made by such Bank and then outstanding and (ii) such Bank's Percentage of the Letter of Credit Outstandings in respect of Letters of Credit.

          "Voting Securities" shall have the meaning provided in the definition of "Change of Control".

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

          Section 12.  THE AGENT.

          12.01 APPOINTMENT. The Banks hereby designate Banque Paribas as Agent (for purposes of this Section 12, the term "Agent" shall include Banque Paribas in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents or employees.

          12.02 NATURE OF DUTIES. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein.

          12.03 LACK OF RELIANCE ON THE AGENT. Independently and without reliance upon the Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the participation in Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans, the participation in the Letters of Credit or at any time or times thereafter. The Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or its Subsidiaries or the existence or possible existence of any Default or Event of Default. In no event shall the Agent be required to take any action in contravention of applicable law or if such action would cause it, in its sole determination, to incur any risk or liability for which it is not adequately indemnified for to its sole satisfaction.

          12.04 CERTAIN RIGHTS OF THE AGENT. If the Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

          12.05 RELIANCE. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, legal opinion, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by it.

          12.06 INDEMNIFICATION. To the extent the Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Agent, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; PROVIDED, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

          12.07 THE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

          12.08 HOLDERS. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          12.09 RESIGNATION BY THE AGENT. (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower (it being understood and agreed that any Bank is deemed to be acceptable to the Borrower).

          (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Agent as provided above.

          (d) If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Agent as provided above.

          Section 13.  MISCELLANEOUS.

          13.01 PAYMENT OF EXPENSES, ETC. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent and Collateral Agent (including, without limitation, the reasonable fees and disbursements of White & Case and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agent in connection with its syndication efforts with respect to this Agreement (including, without limitation, the reasonable fees and disbursements of White & Case) and of the Agent, the Collateral Agent and each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and for each of the Banks); (ii) pay and hold each of the Banks and the Collateral Agent harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) defend, protect, indemnify and hold harmless the Agent, the Collateral Agent and each Bank, and each of their respective officers, directors, employees, representatives, attorneys and agents (collectively called the "Indemnitees") from and against any and all liabilities, obligations (including removal or remedial actions), losses, damages (including foreseeable and unforeseeable consequential damages and punitive damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants fees and disbursements) of any kind or nature whatsoever that may at any time be incurred by, imposed on or assessed against the Indemnitees directly or indirectly based on, or arising or resulting from, or in any way related to, or by reason of (a) any investigation, litigation or other proceeding (whether or not the Agent, the Collateral Agent or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Agent, the Collateral Agent, any Bank, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of this Agreement or any other Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction) or in any other Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents; or, (b) the actual or alleged generation, presence or Release of Hazardous Materials on or from, or the transportation of Hazardous Materials to or from, any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries or; (c) any Environmental Claim relating to the Borrower or any of its Subsidiaries or any Real Property at any time owned or operated by the Borrower or any of its Subsidiaries or; (d) the exercise of the rights of the Agent, the Collateral Agent and of any Bank under any of the provisions of this Agreement, any Security Document, or any other Document or any Letter of Credit or any Loans hereunder; or (e) the consummation of any transaction contemplated herein (including, without limitation, the

Transaction) or in any other Credit Document (the "Indemnified Matters") regardless of when such Indemnified Matter arises, but excluding any such Indemnified Matter based on the gross negligence or willful misconduct of any Indemnitee.

          13.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of each Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to
Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          13.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower, at its address specified opposite its signature below; if to any Bank, at its address specified opposite its name below; and if to the Agent, at its Notice Office; or, as to any Credit Party or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, facsimiled, or cabled or sent by overnight courier, be effective 3 Business Days after deposited in the mails, certified, return receipt requested, when delivered to the telegraph company, cable company or one day following delivery to an overnight courier, as the case may be, or sent by telex or facsimile device, except that notices and communications to the Agent shall not be effective until received by the Agent.

          13.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Banks; and PROVIDED FURTHER, that although any Bank may grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Section 13.04(b)) and the participant shall not constitute a "Bank" hereunder; and PROVIDED FURTHER, that no Bank shall grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would: (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the Commitments in which such participant is participating over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or of a mandatory prepayment shall not constitute a change in the terms of such participation, and that an increase in any Commitment shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or
(iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

          (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) (A) pledge its Loans and/or Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank or (B) assign all or a portion of its Loans or Commitments and related outstanding Obligations hereunder to its parent company and/or any Affiliate of such Bank which is at least 50% owned by such Bank or its parent company or one or more other Banks or (y) assign all or a portion equal to at least $2,500,000 in the aggregate for the assigning Bank or assigning Banks (PROVIDED, that the $2,500,000 limitation shall not apply to assignments to an assignee who was a Bank immediately prior to the assignment), of such Loans or Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees each of which assignees shall become a party to this Agreement as a Bank by execution of an assignment and assumption agreement substantially in the form of Exhibit L (appropriately completed); PROVIDED, that: (i) at such time Schedule I shall be deemed modified to reflect the Commitments of such new Bank and of the existing Banks; (ii) new Notes will be issued to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 to the extent needed to reflect the revised Commitments; (iii) the consent (which shall not be unreasonably withheld) of the Agent, and, with respect to assignments of Revolving Loans and/or Revolving Commitments, the Issuing Bank shall be required in connection with any assignment; and (iv) the Agent shall receive at the time of each such assignment, from the assigning Bank, the payment of a non-refundable assignment fee of $3,000. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Bank shall be relieved of its obligations hereunder. No transfer or assignment under this
Section 13.04(b) will be effective until recorded by the Agent on the Register pursuant to Section 8.15. At the time of each assignment pursuant to this
Section 13.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) required by
Section 4.04(b). The Agent shall provide notice to the Borrower of any such assignment effected pursuant to this Section 13.04(b); PROVIDED, that the failure to give such notice shall not prohibit, affect or otherwise impair any such assignment.

          13.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent, the Collateral Agent or any Bank or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Agent, the Collateral Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent, the Collateral Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, the Collateral Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

          13.06 PAYMENTS PRO RATA. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; PROVIDED, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          13.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); PROVIDED, that except as otherwise specifically provided herein, all computations of Excess Cash Flow and all computations determining compliance with Sections 9.04 and 9.08 through 9.15, inclusive, and 9.22, including the definitions used therein, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of the Borrower for the fiscal year ended December 31, 1995, and of PAI for the fiscal year ended April 30, 1995, in each case, delivered to the Banks pursuant to
Section 7.05(a).

          (b) All computations of interest, Commitment Commission and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.

          13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEMS, INC. WITH OFFICES ON THE

DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT UNDER THIS AGREEMENT. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT UNDER THIS AGREEMENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

          (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          13.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

          13.10 EFFECTIVENESS. This Agreement shall become effective on the date (the "Effective Date") on which the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at its Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written or facsimile transmission notice (actually received) in accordance with Section
13.03 at such office that the same has been signed and mailed to it.

          13.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          13.12 AMENDMENT OR WAIVER. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks; PROVIDED that no such amendment, change, waiver, discharge or termination shall, without the consent of each Bank (with Obligations of the respective types being directly affected thereby): (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank); (ii) release all or substantially all of the Collateral (except as expressly provided in the respective Credit Document); (iii) amend, modify or waive any provision of this Section 13.12; (iv) reduce the percentage specified in, or otherwise modify, the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit permitted pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date); or (v) consent to the assignment or transfer by the Borrower of any of their rights and obligations under this Agreement; PROVIDED FURTHER, that no such change, waiver, discharge or termination shall: (u) increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or of a mandatory prepayment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank) without the consent of such Bank; or (v) without the consent of the Issuing Bank, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit; or (w) without the consent of the Agent, amend, modify or waive any provision of Section 12 or any other provision relating to the rights or obligations of the Agent; or (x) without the consent of the Required A Facility Banks (A) amend, modify or waive any of the terms contained in Sections 4.01(vi) or 4.02(B)(a)(i) to the extent that, in any such case, such amendment, modification or waiver would alter the application of prepayments or repayments as between A Term Loans and B Term Loans in a manner adverse to the A Term Loans; or (y) without the consent of the Required B Facility Banks (A) amend, modify or waive any of the terms contained in Sections 4.01(vi) or 4.02(B)(a)(i) to the extent that, in any such case, such amendment, modification or waiver would alter the application of prepayments or repayments as between A Term Loans and B Term Loans in a manner adverse to the B Term Loans or (z) without the consent of the Collateral Agent, amend, modify or waive any provision of Section 12 or any other provision relating to the rights or obligations of the Collateral Agent.

          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clause
(a)(i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.12 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, PROVIDED that the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to clauses (u)-(z) of the second proviso to Section 13.12(a).

          (c)  Notwithstanding anything to the contrary contained above in this
Section 13.12, the Collateral Agent may (i) enter into amendments to the Subsidiaries Guaranty and the Security Documents for the purpose of adding additional Subsidiaries of the Borrower (or other Credit Parties) as parties thereto and (ii) enter into security documents to satisfy the requirements of
Section 8.17 without the consent of the Required Banks.

          13.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans and Letters of Credit.

          13.14 DOMICILE OF LOANS. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank.

          13.15 CONFIDENTIALITY. (a) Subject to the provisions of clause (b) of this Section 13.15, each Bank agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Bank) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Borrower to the Banks in writing as confidential, PROVIDED that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to the Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Loans or Commitments or any interest therein by such Bank, PROVIDED, that such prospective transferee executes an agreement with such Bank containing provisions substantially the same as to those contained in this Section.

          (b) The Borrower hereby acknowledges and agrees that each Bank may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Bank).

          13.16 POST-CLOSING ACTIONS. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that (a) within 60 days after the Effective Date, the Collateral Agent shall have received surveys, as described in Section 5.09(c), with respect to each Mortgaged Property located in Cullman, Alabama and Wichita, Kansas and (b) within 60 days after the Effective Date, the Borrower shall have authorized, executed and delivered Bank Deposit Account Consent Letters and Concentration Account Consent Letters, as described in Sections 5.08(b) and (c), respectively. The representations and warranties made in each of the Credit Documents with respect to such surveys, Bank Deposit Account Consent Letters and Concentration Account Consent Letters and any defaults arising therefrom, shall be waived for such 60-day period.

          13.17 NO ORAL AGREEMENT. The Borrower and the Agent, on behalf of the Banks, confirm that no unwritten oral agreements exist between or among the Borrower, the Banks and/or the Agent.

     (Initial) ________________    ________________
               Borrower            Agent

                                      * * *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.



ADDRESS:                                VERNITRON CORPORATION
645 Madison Avenue
New York, New York 10022
Attention: Stephen Bershad
Tel: (212) 593-7900                          By
Fax: (212) 754-6348                             ---------------------------
                                                Title:


787 Seventh Avenue                           BANQUE PARIBAS,
New York, New York 10019                         Individually and as Agent
Attention:  Donald Ercole
Telephone:  (212) 841-2540
Facsimile:  (212) 841-2363                   By
                                                ---------------------------
                                                Title:


                                             By
                                                ---------------------------
                                                Title:



c/o Dean Witter Intercapital, Inc.           PRIME INCOME TRUST
2 World Trade Center
New York, New York  10048
Attention:  Raphael Scolari
Telephone:  (212) 392-5686                   By
Facsimile:  (212) 392-5345                     ----------------------------
                                               Title:



2850 West Golf Road                          FIRST SOURCE FINANCIAL LLP,
Fifth Floor                                  By First Source Financial, Inc.,
Rolling Meadows, Illinois  60008                its Agent/Manager
Attention:  Tom Thompson
Telephone:  (847) 734-2036
Facsimile:  (847) 734-7910                   By
                                               ----------------------------
                                               Title:

One State Street                             IBJ SCHRODER BANK & TRUST
New York, New York  10004                       COMPANY
Attention:  Allan Pagnotta
Telephone:  (212) 858-2269
Facsimile:  (212) 858-2768                   By
                                               ----------------------------
                                               Title:

153 West 51st Street                         THE FIRST NATIONAL BANK OF
New York, New York  10019                      CHICAGO
Attention:  Stephen McDonald
Telephone:  (212) 373-1480
Facsimile:  (212) 373-1180                   By
                                               ----------------------------
                                               Title:

with a copy to:

NBD Bank
611 Woodward Avenue
Detroit, Michigan  48226
Attention:  Joseph Tully
Telephone:  (313) 225-3707
Facsimile:  (313) 225-4642

                                                                      SCHEDULE I



                                   COMMITMENTS


                             A Term Loan     B Term Loan   Revolving Loan
Bank                          Commitment      Commitment     Commitment
- ----                         -----------     -----------   --------------

Banque Paribas               $ 4,700,000     $         0      $ 3,300,000

Prime Income Trust                     0       4,000,000                0

First Source                   3,500,000       3,000,000        2,500,000
Financial LLP

IBJ Schroder Bank &            2,900,000       2,500,000        2,100,000
Trust Company

The First National             2,900,000       2,500,000        2,100,000
Bank of Chicago
                             -----------     -----------      -----------
             Totals:         $14,000,000     $12,000,000      $10,000,000